As filed with the Securities and Exchange Commission on December 7, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Methanex Corporation

(Exact name of Registrant as specified in its charter)

Canada	2869	Not Applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if applicable)

1800 Waterfront Centre, 200 Burrard Street, Vancouver, British Columbia, Canada V6C 3M1

(604) 661-2600

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

111 8th Avenue, New York, New York 10011 (212) 894-8700

(Name, address, including zip code, and telephone number, including area code, of agent for service in the United States)

Please send copies of all correspondence to:

Copies to:

Richard J. Balfour McCarthy Tétrault LLP Pacific Centre, P.O. Box 10424 Suite 1300, 777 Dunsmuir Street Vancouver, B.C., Canada V7Y 1K2 (604) 643-7100	Ian P. Cameron Methanex Corporation 1800 Waterfront Centre 200 Burrard Street Vancouver, B.C., Canada V6C 3M1 Telephone: (604) 661-2600	Edwin S. Maynard Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3024

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	at some future date (check appropriate box below)

1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
3.	☒	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)
Debt Securities(2)	US$250,000,000	US$250,000,000	US$34,100

(1)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	An aggregate of U.S.$250,000,000 of securities previously registered pursuant to a registration statement on Form F-9 (File No. 333-177632) (the “Initial Registration Statement”) is being included in the prospectus that forms a part of this Registration Statement pursuant to Rule 429 under the Securities Act. The aggregate initial offering price of the previously registered securities and the securities registered pursuant to this Registration Statement will not exceed U.S.$500,000,000. Any previously registered debt securities and any debt securities registered under this Registration Statement may be sold separately or as units with other previously registered debt securities or other debt securities registered under this Registration Statement. The proposed maximum initial offering price per debt security will be determined, from time to time, by the registrant.

Pursuant to Rule 429 under the Securities Act, the prospectus contained in this Registration Statement also relates to the Initial Registration Statement, under which securities with a proposed aggregate offering price of U.S.$250,000,000 remain unsold as of the date hereof. Upon effectiveness, this Registration Statement shall also constitute a post-effective amendment to the Initial Registration Statement, and such post-effective amendment shall become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act, or on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

PART I

INFORMATION REQUIRED TO BE

DELIVERED TO OFFEREES OR PURCHASERS

Amendment No. 1 dated December 7, 2012 to the Short Form Base Shelf Prospectus dated November 10, 2011

This amendment, together with the short form base shelf prospectus dated November 10, 2011, constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

METHANEX CORPORATION

US$750,000,000

Debt Securities

Reference is made to the short form base shelf prospectus dated November 10, 2011 (the “Prospectus”) of Methanex Corporation (“Methanex”).

The Prospectus is amended to increase the aggregate amount of Offered Debt Securities that may be offered from time to time under the Prospectus from US$500,000,000 to US$750,000,000. In particular, the Prospectus is amended by deleting all references to “US$500,000,000” contained within the Prospectus and substituting therefor “US$750,000,000”, and by deleting all references to “Form F-9” contained within the Prospectus and substituting therefor “Form F-10”.

As of the date of this amendment, Methanex has distributed Offered Debt Securities under the Prospectus having an aggregate principal amount of US$250,000,000.

We are permitted, under a multi-jurisdictional disclosure system adopted by the United States and Canada, to prepare the Prospectus, including this amendment, in accordance with the disclosure requirements of Canada, which are different from United States disclosure requirements. The financial statements included or incorporated herein have been prepared in accordance with International Financial Reporting Standards and are subject to Canadian generally accepted auditing standards and auditor independence standards. As a result, they may not be comparable to financial statements of United States companies.

Owning the Offered Debt Securities may subject you to tax consequences both in the United States and Canada. The Prospectus, as amended, or any applicable prospectus supplement may not describe these tax consequences fully. You should read the tax discussion in any applicable prospectus supplement and should consult with your own tax advisor with respect to your own particular circumstances.

Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely by the fact that we are incorporated in Canada, most of our officers and directors and some of the experts named in the Prospectus, as amended, are not residents of the United States, and many of our assets and all or a substantial portion of the assets of such persons are located outside the United States.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Offered Debt Securities or determined if the Prospectus, as amended, is truthful or complete. Any representation to the contrary is a criminal offense.

AUDITORS’ CONSENT

We have read Amendment No. 1 dated December 7, 2012 to the short form base shelf prospectus of Methanex Corporation (the “Company”) dated November 10, 2011 relating to the offer, from time to time, of up to an aggregate principal amount of US$750,000 (or the equivalent in other currencies) of debt securities of the Company. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned prospectus of our reports to the shareholders of the Company on the consolidated financial statements of the Company, which comprise the consolidated statements of financial position as at December 31, 2011, December 31, 2010 and January 1, 2010 and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the years ended December 31, 2011 and December 31, 2010, and notes, comprising a summary of significant accounting policies and other explanatory information, and on the effectiveness of internal control over financial reporting as at December 31, 2011. Our reports are dated March 15, 2012.

(signed) KPMG LLP

Chartered Accountants

Vancouver, Canada

December 7, 2012

Base Shelf Prospectus

This short form prospectus is referred to as a short form base shelf prospectus and has been filed under legislation in the Province of British Columbia that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Senior Vice President, General Counsel and Corporate Secretary of Methanex Corporation at 1800 Waterfront Centre, 200 Burrard Street, Vancouver, British Columbia, Canada V6C 3M1 (telephone: 604-661-2600) and are also available electronically at www.sedar.com.

Short Form Prospectus
New Issue	November 10, 2011

US$500,000,000

METHANEX CORPORATION

DEBT SECURITIES

We may from time to time offer up to an aggregate principal amount of US$500,000,000 of debt securities during the 25 month period that this short form prospectus (the “Prospectus”), including any amendments hereto, remains valid. The debt securities may be offered separately or together, in one or more series, in amounts, at prices and on other terms to be determined based on market conditions at the time of issuance and set forth in an accompanying prospectus supplement.

We will provide the specific terms of the debt securities in respect of which this Prospectus is being delivered (the “Offered Debt Securities”) and all information omitted from this Prospectus in supplements to this Prospectus that will be delivered to purchasers together with this Prospectus. You should read this Prospectus and any applicable prospectus supplement carefully before you invest.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are permitted, under a multijurisdictional disclosure system adopted by the United States and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements, which are different from United States disclosure requirements. Our financial statements, which are incorporated by reference herein, have been prepared, for all periods prior to January 1, 2011, in accordance with Canadian generally accepted accounting principles, and, for all periods beginning on or after January 1, 2011, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and they are subject to Canadian generally accepted auditing standards and auditor independence standards. As a result, they may not be comparable to financial statements of United States companies.

Owning the Offered Debt Securities may subject you to tax consequences both in the United States and Canada. This Prospectus or any applicable prospectus supplement may not describe these tax consequences fully. You should read the tax discussion in any applicable prospectus supplement and should consult with your own tax advisor with respect to your own particular circumstances.

Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because we are incorporated in Canada, most of our officers and directors and some of the experts named in this Prospectus are not residents of the United States, and many of our assets and all or a substantial portion of the assets of such persons are located outside of the United States.

We may sell the Offered Debt Securities to or through underwriters or dealers, and also may sell such Offered Debt Securities to one or more other purchasers, directly or through agents. In addition, we may issue the Offered Debt Securities pursuant to one or more exchange offers for our previously issued debt securities. This Prospectus only qualifies under the securities laws of British Columbia the distribution of the Offered Debt Securities in the United States and elsewhere outside of Canada. This Prospectus does not qualify the distribution of any Offered Debt Securities which may be offered or sold in any province of Canada, including the Province of British Columbia, and any such sales will only be made pursuant to private placement exemptions from the prospectus requirements of the securities laws of such provinces. See “Plan of Distribution”. A prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the offering of any Offered Debt Securities and will set forth the terms of the offering of the Offered Debt Securities, including, to the extent applicable, the proceeds to us, the principal amounts, if any, to be purchased by underwriters, the underwriting discounts or commissions, and any other discounts or concessions to be allowed or reallowed to dealers.

Our head and registered office is located at 1800 Waterfront Centre, 200 Burrard Street, Vancouver, British Columbia, Canada V6C 3M1 (telephone: 604-661-2600).

i

ABOUT THIS PROSPECTUS

Except as set forth under “Description of Debt Securities”, and unless the context otherwise requires, all references in this Prospectus to “we”, “us” and “our” and similar terms, as well as references to “Methanex” and “the Company” refer to Methanex Corporation and its subsidiaries.

This Prospectus is part of a registration statement on Form F-9 relating to the debt securities that we have filed with the United States Securities and Exchange Commission (the “SEC”). Under the registration statement, we may, from time to time, offer any combination of the debt securities described in this Prospectus in one or more offerings of up to an aggregate principal amount of US$500,000,000. This Prospectus provides you with a general description of the debt securities that we may offer. Each time we offer debt securities under the registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering of Offered Debt Securities. The prospectus supplement may also add, update or change information contained in this Prospectus. Before you invest, you should read both this Prospectus and any applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information”. This Prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You should refer to the registration statement and the exhibits to the registration statement for further information with respect to us and the debt securities.

In this Prospectus and any prospectus supplement, all references to “dollars” or “$” are to United States dollars and all references to “Canadian dollars” and “CDN$” are to Canadian dollars. Unless otherwise indicated, all financial information included or incorporated by reference in this Prospectus or included in any prospectus supplement is in United States dollars and determined using Canadian generally accepted accounting principles, for all periods prior to January 1, 2011, or International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, for all periods beginning on or after January 1, 2011. For a discussion of the principal differences between our financial results as calculated under Canadian generally accepted accounting principles and under United States generally accepted accounting principles, you should refer to Note 20 of our audited consolidated financial statements as at December 31, 2010 and 2009, and for each of the three years ended December 31, 2010, which are incorporated by reference in this Prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file with the British Columbia Securities Commission (the “BCSC”) and with the various securities commissions or similar authorities in each of the provinces of Canada, annual and quarterly reports, material change reports and other information. You may also access our disclosure documents and any reports, statements or other information that we file with the securities regulatory authorities in each of the provinces of Canada through the Internet on the Canadian System for Electronic Document Analysis and Retrieval, which is commonly known by the acronym SEDAR and which may be accessed at www.sedar.com. SEDAR is the Canadian equivalent of the SEC’s Electronic Document Gathering and Retrieval System, which is commonly known by the acronym EDGAR and which may be accessed at www.sec.gov. In addition to our continuous disclosure obligations under the securities laws of the provinces of Canada, we are subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with the Exchange Act, we file reports with and furnish other information to the SEC.

You may read or obtain copies, at a fee, of any document we file with or furnish to the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information on the public reference room. Our filings are also electronically available on EDGAR, as well as from commercial document retrieval services.

Under the multijurisdictional disclosure system adopted by the United States and Canada, the SEC and the BCSC allow us to “incorporate by reference” certain information that we file with them, which means that we can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this Prospectus. The following documents, filed by us with the various securities commissions or similar authorities in each of the provinces of Canada and filed with or furnished to the SEC, are specifically incorporated by reference into and form an integral part of, this Prospectus:

(a) our Annual Information Form dated March 24, 2011 for the year ended December 31, 2010;

(b) our Audited Consolidated Financial Statements, and the related notes thereto, as at December 31, 2010 and 2009 and for each of the years then ended and the Auditors’ Report thereon;

(c) our Management’s Discussion and Analysis for the year ended December 31, 2010;

(d) our Condensed Consolidated Interim Financial Statements, and the related notes thereto, for the three and nine months ended September 30, 2011 and 2010;

(e) our Management’s Discussion and Analysis for the three and nine months ended September 30, 2011; and

(f) our Information Circular dated March 4, 2011 for our annual meeting of shareholders held on April 28, 2011.

Any document of the type referred to in the preceding paragraph (excluding confidential material change reports), the content of any news release publicly disclosing financial information for a period more recent than the period for which financial statements are required to be incorporated herein, and certain other documents as set forth in Item 11.1 of Form 44-101F1 of National Instrument 44-101 — Short Form Prospectus Distributions filed by us with a securities commission or similar authority in Canada after the date of this Prospectus and prior to the termination of the distribution will be deemed to be incorporated by reference in this Prospectus. These documents are available through the internet on SEDAR. In addition, to the extent that any document or information incorporated by reference in this Prospectus is included in a report that is filed or furnished to the SEC on Form 40-F, 20-F or 6-K (or any respective successor form), such document or information shall also be deemed to be incorporated by reference as an exhibit to this Prospectus and the registration statement on Form F-9 of which this Prospectus forms a part.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus will be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Upon a new annual information form and the related annual consolidated financial statements being filed by us with the appropriate securities regulatory authorities during the currency of this Prospectus, the previous annual information form, annual consolidated financial statements and all interim consolidated financial statements, material change reports, and all prospectus supplements filed by us prior to the commencement of our fiscal year in which the new annual information form and the related annual consolidated financial statements is filed will be deemed no longer to be incorporated by reference in this Prospectus for purposes of future offers of debt securities hereunder. Upon an information circular in connection with an annual general meeting being filed by us with the appropriate securities regulatory authorities during the currency of this Prospectus, the information circular filed in connection with the previous annual general meeting (unless such information circular also related to a special meeting) will be deemed no longer to be incorporated by reference in this Prospectus for purposes of future offers of debt securities hereunder.

Copies of the documents incorporated herein by reference may be obtained on request without charge from Randy Milner, Senior Vice President, General Counsel and Corporate Secretary of Methanex Corporation at 1800 Waterfront Centre, 200 Burrard Street, Vancouver, British Columbia, Canada V6C 3M1 (telephone: 604 661-2600).

A prospectus supplement containing the specific terms in respect of any offering of the Offered Debt Securities, updated disclosure of earnings coverage ratios, if applicable, and other information in relation to such Offered Debt Securities will be delivered to purchasers of such Offered Debt Securities together with this Prospectus and will be deemed to be incorporated by reference in this Prospectus as of the date of such prospectus supplement, but only for purposes of the offering of such Offered Debt Securities by such prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this Prospectus or any applicable prospectus supplement and on the other information included in the registration statement of which this Prospectus forms a part. We have not authorized any person to provide you with different or additional information. If any person provides you with different or additional information, you should not rely on it. We are not making an offer of the debt securities in any jurisdiction where the offer is not permitted by law. You should not assume that the information contained in or incorporated by reference in this Prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front of this Prospectus or any applicable prospectus supplement, respectively.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This Prospectus, and certain documents incorporated by reference in this Prospectus, contain certain forward-looking information and forward-looking statements, as defined in applicable securities laws (collectively referred to as “forward-looking statements”). These statements relate to future events or our future performance. All statements other than statements of historical fact are forward-looking statements. The use of any of the words “anticipate”, “plan”, “continue”, “estimate”, “expect”, “may”, “will”, “project”, “predict”, “potential”, “should”, “believe” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or events to differ materially from those anticipated in such forward-looking statements. These statements speak only as of the date of this Prospectus or as of the date specified in the documents incorporated by reference in this Prospectus, as the case may be. These forward-looking statements include, but are not limited to, statements concerning:

•	expected demand for methanol and its derivatives;

•	expected new methanol supply and timing for start-up of the same;

•	expected shut downs (either temporary or permanent) or re-starts of existing methanol supply (including our own facilities), including, without limitation, timing of planned maintenance outages;

•	expected methanol and energy prices;

•

expected levels and timing of natural gas supply to each of our plants, including without limitation, levels of natural gas supply from investments in natural gas exploration and development in Chile and New Zealand and availability of economically priced natural gas in Chile, New Zealand and Canada;

•	capital committed by third parties towards future natural gas exploration in Chile and New Zealand;

•	expected capital expenditures, including, without limitation, those to support natural gas exploration and development in Chile and New Zealand and the restart of our idled methanol facilities;

•	anticipated production rates of our plants, including, without limitation, our Chilean facilities, the new methanol plant in Egypt and the restarted Medicine Hat facility;

•	expected operating costs, including natural gas feedstock costs and logistics costs;

•	expected tax rates or resolutions to tax disputes;

•	expected cash flows and earnings capability;

•

ability to meet covenants or, if necessary, obtain waivers associated with our long-term debt obligations, including, without limitation, the Egypt limited recourse debt facilities which have conditions associated with finalization of certain land title registrations and related mortgages which require actions by Egyptian governmental entities;

•	availability of committed credit facilities and other financing;

•	shareholder distribution strategy and anticipated distributions to shareholders;

•	commercial viability of, or ability to execute, future projects, capacity expansions, plant relocations, or other business initiatives or opportunities;

•	financial strength and ability to meet future financial commitments;

•	expected global or regional economic activity (including industrial production levels);

•	expected actions of governments, gas suppliers, courts, tribunals or other third parties; and

•	expected impact on our results of operations in Egypt and our financial condition as a consequence of actions taken or inaction by the Government of Egypt and its agencies.

We believe that we have a reasonable basis for making such forward-looking statements. The forward-looking statements in this document are based on our experience, our perception of trends, current conditions and expected future developments as well as other factors. Certain material factors or assumptions were applied in drawing the conclusions or making the forecasts or projections that are included in these forward-looking statements, including, without limitation, future expectations and assumptions concerning the following:

•	supply of, demand for, and price of, methanol, methanol derivatives, natural gas, oil and oil derivatives;

•	success of natural gas exploration in Chile and New Zealand and our ability to procure economically priced natural gas in Chile, New Zealand and Canada;

•	production rates of our facilities, including, without limitation, our Chilean facilities, the new methanol plant in Egypt and the restarted Medicine Hat facility;

•

receipt or issuance of third party consents or approvals, including, without limitation, governmental registrations of land title and related mortgages in Egypt, governmental approvals related to natural gas exploration rights, rights to purchase natural gas or the establishment of new fuel standards;

•	operating costs including natural gas feedstock and logistics costs, capital costs, tax rates, cash flows, foreign exchange rates and interest rates;

•	availability of committed credit facilities and other financing;

•	global and regional economic activity (including industrial production levels);

•	absence of a material negative impact from major natural disasters;

•	absence of a material negative impact from changes in laws or regulations;

•	absence of a material negative impact from political instability in the countries in which we operate; and

•	enforcement of contractual arrangements and ability to perform contractual obligations by customers, suppliers and other third parties.

However, forward-looking statements, by their nature, involve risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements. The risks and uncertainties primarily include those attendant with producing and marketing methanol and successfully carrying out major capital expenditure projects in various jurisdictions, including, without limitation:

•	conditions in the methanol and other industries including fluctuations in supply, demand and price for methanol and its derivatives, including demand for methanol for energy uses;

•	the price of natural gas, oil and oil derivatives;

•

the success of natural gas exploration and development activities in southern Chile and New Zealand and our ability to obtain any additional gas in Chile, New Zealand and Canada on commercially acceptable terms;

•	the ability to carry out corporate initiatives and strategies;

•	actions of competitors, suppliers and financial institutions;

•	actions of governments and governmental authorities, including, without limitation, implementation of policies or other measures that could impact the supply or demand for methanol or its derivatives;

•	changes in laws or regulations;

•

import or export restrictions, anti-dumping measures, increases in duties, taxes and government royalties, and other actions by governments that may adversely affect our operations or existing contractual arrangements;

•	world-wide economic conditions; and

•	other risks described in our 2010 annual and third quarter 2011 management’s discussion and analysis incorporated by reference in this Prospectus.

We caution you that the foregoing list of important factors and assumptions is not exhaustive. Events or circumstances could cause our actual results to differ materially from those estimated or projected and expressed in, or implied by, these forward-looking statements. Accordingly, you should not place undue reliance on forward-looking statements. You should also carefully consider the matters discussed under “Risk Factors” in this Prospectus. We undertake no obligation to update publicly or otherwise revise any forward-looking statements or the foregoing list of factors, whether as a result of new information or future events or otherwise, except as may be required by law.

METHANEX CORPORATION

We are the world’s largest supplier of methanol to the major international markets of Asia Pacific, North America, Europe and Latin America. We have production facilities in Chile, Trinidad, New Zealand, Egypt and Canada.

RISK FACTORS

An investment in the Offered Debt Securities involves risk. Before deciding whether to invest in the Offered Debt Securities, you should consider carefully the risks described below as well as the other information contained and incorporated by reference in this Prospectus (including subsequent documents incorporated by reference in this Prospectus) and, if applicable, those described in a prospectus supplement relating to a specific offering of Offered Debt Securities. These are not the only risks and uncertainties that we face. Additional risks not presently known to us or that we currently consider immaterial may also materially and adversely affect us. If any of the events identified in these risks and uncertainties were to actually occur, our business, financial condition or results of operations could be materially harmed.

We are vulnerable to reductions in the availability of supply and fluctuations in the cost of natural gas.

We use natural gas as the principal feedstock for producing methanol, and it accounts for a significant portion of our operating costs. Accordingly, our results from operations depend in large part on the availability and security of supply and the price of natural gas. If, for any reason, we are unable to obtain sufficient natural gas for any of our plants on commercially acceptable terms or we experience interruptions in the supply of contracted natural gas, we could be forced to curtail production or close such plants, which could have an adverse effect on our results of operations and financial condition.

Chile

We have four methanol plants in Chile with a total annual production capacity of 3.8 million tonnes per year. Although we have long-term natural gas supply contracts in place that entitle us to receive a significant quantity of our total natural gas requirements in Chile from suppliers in Argentina, these suppliers have curtailed all gas supply to our plants in Chile since June 2007 in response to various actions by the Government of Argentina that include imposing a large increase to the duty on natural gas exports from Argentina. Since then we have been operating our Chile facilities significantly below site capacity. We are not aware of any plans by the Government of Argentina to decrease or remove this duty. Under the current circumstances, we do not expect to receive any further natural gas supply from Argentina.

Over the past few years, Empresa Nacional del Petróleo (“ENAP”), one of our primary natural gas suppliers in Chile, has delivered less than the full amount of natural gas that it was obligated to deliver to us primarily due to declines in the production rates of existing wells. The shortfalls in natural gas deliveries from ENAP are generally greater in the southern hemisphere winter due to the need to satisfy increased demand for residential uses in the region. We are focused on sourcing additional gas supply for our Chile facilities from suppliers in Chile. We are pursuing investment opportunities with ENAP, GeoPark Chile Limited (“GeoPark”) and others to help accelerate natural gas exploration and development in southern Chile. In addition, the Government of Chile completed an international bidding round in 2007 to assign natural gas exploration areas that lie close to our production facilities and announced the participation of several international oil and gas companies. In 2010, the Government of Chile initiated a new round allocating further exploration acreage to international oil and gas companies. Contracts for these new exploration areas are currently under negotiation.

The future operating rate of our plants in Chile is primarily dependent on demand for natural gas for residential purposes, production rates from existing natural gas fields, and the level of natural gas deliveries from future exploration and development activities in southern Chile. We cannot provide assurance regarding the production rates from existing natural gas fields or that we, ENAP, GeoPark or others will be successful in the exploration and development of natural gas or that we will obtain any additional natural gas from suppliers in Chile on commercially acceptable terms. As a result, we cannot provide assurance in the level of natural gas supply or that we will be able to source sufficient natural gas to operate any capacity in Chile or that we will have sufficient future cash flows from Chile to support the carrying value of our Chilean assets and that this will not have an adverse impact on our results of operations and financial condition.

Trinidad

We have two methanol plants in Trinidad (Titan and Atlas) with a total annual production capacity of 2.05 million tonnes per year. Natural gas for these production facilities is supplied under contracts with The National Gas Company of Trinidad and Tobago Limited. The contracts for Titan and Atlas expire in 2014 and 2024, respectively. Although Titan and Atlas are located close to other natural gas reserves in Trinidad, which we believe we could access after the expiration of these natural gas supply contracts, we cannot provide assurance that we would be able to renew our current contracts or secure access to such natural gas on commercially acceptable terms and that this will not have an adverse impact on our results of operations and financial condition.

Over the past year, large industrial natural gas consumers in Trinidad experienced periodic curtailments of natural gas supply due to upstream outages. Our Titan facility in Trinidad experienced some gas curtailments late in the third quarter and into the fourth quarter of 2011. We are engaged with key stakeholders to find a solution to this issue, but in the meantime expect to continue to experience some gas curtailments to our Titan facility. We cannot provide assurance that we will not experience longer than anticipated curtailments due to upstream outages or other issues in Trinidad and that these curtailments will not be material and that this would not have an adverse impact on our results of operations and financial condition.

New Zealand

We have three plants in New Zealand with a total annual production capacity of up to 2.23 million tonnes per year. This includes two plants with total annual production capacity of 1.7 million tonnes per year located at Motunui and one plant with total annual production capacity of 0.5 million tonnes per year located at nearby Waitara Valley. We are currently operating one 0.85 million tonne per year plant at our Motunui location. Natural gas for these production facilities is supplied from a range of suppliers with short term contracts and we currently have sufficient quantities of natural gas to operate this facility through 2012. We are pursuing opportunities to obtain economically priced natural gas from suppliers in New Zealand and we are pursuing natural gas exploration and development opportunities in the area close to our plants. The future operation of our New Zealand facilities depends on methanol industry supply and demand and the availability of natural gas on commercially acceptable terms, and the success of ongoing exploration and development activities. We cannot provide assurance that we will be able to secure additional gas for our facilities on commercially acceptable terms or that the ongoing exploration and development activities in New Zealand will be successful and that this will not have an adverse impact on our results of operations and financial condition.

Egypt

In mid-March 2011, we commenced operations at the new 1.26 million tonne per year methanol plant in Egypt. Natural gas for this facility is supplied under a 25-year contract with the government-owned Egyptian Natural Gas Holding Company (“EGAS”). Gas is supplied to this facility from the same gas delivery grid infrastructure that supplies other industrial users in Egypt, as well as the general Egyptian population and, accordingly, the natural gas supplied under this long-term contract could be impacted by the supply and demand balance of natural gas in Egypt. There can be no assurance that we will not experience curtailments of natural gas supply, which could have an adverse impact on our results of operations and financial condition.

Canada

In late April 2011, we restarted our 0.47 million tonne per year facility in Medicine Hat, Alberta. We have contracted sufficient volumes of natural gas on the Alberta gas market to meet 80% to 100% of our requirements when operating at capacity to March 2013. We will purchase natural gas to satisfy any remaining requirements on the Alberta gas spot market. The Alberta gas market offers substantial volumes of natural gas in a competitive market where prices can fluctuate widely. The future operation of our Medicine Hat facility depends on our ability to secure sufficient natural gas on commercially acceptable terms. There can be no assurance that we will be able to continue to secure sufficient natural gas for our Medicine Hat facilities on commercially acceptable terms and that this will not have an adverse impact on our results of operations and financial condition.

The methanol industry is subject to commodity price volatility and supply and demand uncertainty.

The methanol business is a highly competitive commodity industry and prices are affected by supply and demand fundamentals and global energy prices. Methanol prices have historically been, and are expected to continue to be, characterized by significant cyclicality. New methanol plants are expected to be built and this will increase overall production capacity. Additional methanol supply can also become available in the future by restarting idle methanol plants, carrying out major expansions of existing plants or debottlenecking existing plants to increase their production capacity. Historically, higher-cost plants have been shut down or idled when methanol prices are low, but there can be no assurance that this practice will occur in the future or that such plants will remain idle. Demand for methanol largely depends upon levels of global industrial production, changes in general economic conditions and energy prices.

We are not able to predict future methanol supply and demand balances, market conditions, global economic activity, methanol prices or energy prices, all of which are affected by numerous factors beyond our control. Since methanol is the only product we produce and market, a decline in the price of methanol could have an adverse impact on our results of operations and financial condition.

Weakening global economic conditions could negatively impact our business.

A significant weakening in global economic conditions could present risks and uncertainties which could significantly impact our business, including risks and uncertainties related to the impact on global supply and demand for methanol, its impact on methanol prices, changes in capital markets and corresponding effects on our investments, our ability to access existing or future credit and increased risk of defaults by customers, suppliers and insurers. We cannot provide assurance that these factors would not have an adverse impact on our results of operations and financial condition.

We are subject to risks inherent in foreign operations.

The majority of our operations and investments are located outside of North America, including Chile, Trinidad, New Zealand, Egypt, Europe and Asia. We are subject to risks inherent in foreign operations such as loss of revenue, property and equipment as a result of expropriation; import or export restrictions and anti-dumping measures; nationalization, war, insurrection, civil unrest, terrorism and other political risks; increases in duties, taxes and governmental royalties; renegotiation of contracts with governmental entities; and changes in laws or policies or other actions by governments that may adversely affect our operations. Many of the foregoing risks related to foreign operations may also exist for our domestic operations in North America.

In late January 2011, there were widespread anti-government protests and civil unrest in Egypt. In mid-February 2011, the Egyptian military announced that it had assumed control of the nation’s affairs until elections are held. We cannot provide assurance that future developments in Egypt, including changes in government or further civil unrest or other disturbances, would not have an adverse impact on ongoing operations, our ability to comply with our current contractual obligations, or on the terms or enforceability of our natural gas or other contracts with governmental entities, or that such future developments would not have an adverse impact on our results of operations and financial condition.

In June 2009, the Chinese Ministry of Commerce (“MOFCOM”) began an investigation into domestic methanol producer allegations of the dumping of methanol from New Zealand, Saudi Arabia, Indonesia and Malaysia. In late December 2010, MOFCOM issued its Final Determination and recommended that duties of approximately 9% be imposed on imports from existing producers in New Zealand, Malaysia and Indonesia. However, citing special circumstances, the Customs Tariff Commission of the Chinese State Council decided to suspend enforcement of the anti-dumping measures, which will allow methanol from all three countries to enter into China without the imposition of additional duties. We cannot provide assurance that the suspension will not be lifted or that the Chinese government will not impose duties or other measures in the future that could have an adverse effect on our results of operations and financial condition.

Methanol is a globally traded commodity that is produced by many producers at facilities located in many countries around the world. Some producers and marketers may have direct or indirect contacts with countries that may, from time to time, be subject to international trade sanctions or other similar prohibitions (“Sanctioned Countries”). In addition to the methanol we produce, we purchase methanol from third parties under purchase contracts or on the spot market in order to meet our commitments to customers, and we also engage in product exchanges with other producers and marketers. We believe that we are in compliance with all applicable laws with respect to sales and purchases of methanol and product exchanges. However, as a result of the participation of Sanctioned Countries in our industry, we cannot provide assurance that we will not be exposed to reputational or other risks that could have an adverse impact on our results of operations and financial condition.

Because we derive substantially all of our revenues from production and sales by subsidiaries outside of Canada, the payment of dividends or the making of other cash payments or advances by these subsidiaries may be subject to restrictions or exchange controls on the transfer of funds in or out of the respective countries or result in the imposition of taxes on such payments or advances.

We have organized our foreign operations in part based on certain assumptions about various tax laws (including capital gains and withholding taxes), foreign currency exchange and capital repatriation laws and other relevant laws of a variety of foreign jurisdictions. While we believe that such assumptions are reasonable, we cannot provide assurance that foreign taxation or other authorities will reach the same conclusion. Further, if such foreign jurisdictions were to change or modify such laws, we could suffer adverse tax and financial consequences. These factors could have an adverse impact on our results of operations and financial condition.

The dominant currency in which we conduct business is the United States dollar, which is also our reporting currency. The most significant components of our costs are natural gas feedstock and ocean-shipping costs and substantially all of these costs are incurred in United States dollars. Some of our underlying operating costs and capital expenditures, however, are incurred in currencies other than the United States dollar, principally the Canadian dollar, the Chilean peso, the Trinidad and Tobago dollar, the New Zealand dollar, the euro and the Egyptian pound. We are exposed to increases in the value of these currencies that could have the effect of increasing the United States dollar equivalent of cost of sales and operating expenses and capital expenditures. A portion of our revenue is earned in euros and British pounds. We are exposed to declines in the value of these currencies compared to the United States dollar, which could have the effect of decreasing the United States dollar equivalent of our revenue.

Restrictions in our debt agreements could affect our ability to access existing financing or obtain new financing.

We have an undrawn $200 million credit facility that expires in June 2015. Our ability to access the facility is subject to certain financial covenants.

At September 30, 2011, our long-term debt obligations included $350 million in unsecured notes ($200 million which matures in 2012 and $150 million which matures in 2015), $483 million related to our Egypt limited recourse debt facilities and $73 million related to our Atlas limited recourse debt facilities. The covenants governing the unsecured notes apply to the Company and its subsidiaries, excluding the Atlas and the Egypt entities (“limited recourse subsidiaries”). The Atlas and Egypt limited recourse debt facilities are described as limited recourse as they are secured only by the assets of the Atlas joint venture and the Egypt entity, respectively. The agreements governing the unsecured notes and the Atlas and Egypt limited recourse debt facilities contain customary covenant and default provisions.

We cannot provide assurance that we will be able to access new financing in the future or that the financial institutions providing the credit facility will have the ability to honour future draws. Additionally, failure to comply with any of the covenants or default provisions could restrict our access to the credit facility or result in acceleration of payment of outstanding principal and accrued interest on our long-term debt. Any of these factors could have an adverse impact on our results of operations and financial condition, and our ability to pursue and complete strategic initiatives.

Competition from other methanol producers is intense and could reduce our market share and harm our financial performance.

Methanol is a global commodity and customers base their purchasing decisions principally on the delivered price of methanol and reliability of supply. The methanol industry is highly competitive, and some of our competitors are not dependent on revenues from a single product and some have greater financial resources than we do. Our competitors also include state-owned enterprises. These competitors may be better able than we are to withstand price competition and volatile market conditions. If we are unable to provide customers with a reliable supply of methanol at competitive prices, we may lose market share to our competitors, which could have an adverse impact on our results of operations and financial condition.

We are vulnerable to credit risk of our customers.

Most of our customers are large global or regional petrochemical manufacturers or distributors and a number are highly leveraged. We monitor our customers’ financial status closely; however, some customers may not have the financial ability to pay for methanol in the future and this could have an adverse impact on our results of operations and financial condition.

Future demand for methanol may be adversely affected by regulatory developments.

Demand for Methanol—General

Changes in environmental, health and safety laws, regulations or requirements could impact methanol demand. The U.S. Environmental Protection Agency (the “EPA”) is currently evaluating the human health effects classification for methanol as part of a standard review of chemicals under its Integrated Risk Information System (“IRIS”). Methanol is currently unclassified under IRIS. A draft assessment for methanol was released by the EPA in January 2010 classifying methanol as “Likely to Be Carcinogenic to Humans”. As of June 2010, the EPA’s methanol assessment has been placed “on hold”. In April 2011, the EPA announced that it was dividing the original draft assessment for methanol into two parts: cancer and non-cancer assessment. The timeline for EPA’s methanol cancer assessment remains to be determined, according to the EPA’s website. We are unable to determine at this time whether the current draft classification will be maintained in the final assessment or if this will lead other government agencies to reclassify methanol. Any reclassification could reduce future methanol demand, which could have an adverse effect on our results of operations and financial condition.

Demand for Methanol in the Production of Formaldehyde

In 2010, methanol demand for the production of formaldehyde represented approximately 34% of global demand. The largest use for formaldehyde is as a component of urea-formaldehyde and phenol-formaldehyde resins, which are used as wood adhesives for plywood, particleboard, oriented strand board, medium-density fibreboard and other reconstituted or engineered wood products. There is also demand for formaldehyde as a raw material for engineering plastics and in the manufacture of a variety of other products, including elastomers, paints, building products, foams, polyurethane and automotive products.

The current EPA IRIS human health effects classification for formaldehyde is “Likely to Be Carcinogenic to Humans.” However, the EPA is reviewing this classification for formaldehyde as part of a standard review of chemicals. On June 2, 2010, the EPA released its draft formaldehyde assessment, proposing formaldehyde as

“Known to be Carcinogenic to Humans”. The timeline for the release of the EPA’s final formaldehyde assessment remains to be determined, according to the EPA’s website. We are unable to determine at this time whether the current draft classification will be maintained in the final assessment or if this will lead other government agencies to reclassify formaldehyde.

In May 2009, the U.S. National Cancer Institute (the “NCI”) published a report on the health effects of occupational exposure to formaldehyde and a possible link to leukemia, multiple myeloma and Hodgkin’s disease. The NCI report concluded that there may be an increased risk of cancers of the blood and bone marrow related to a measure of peak formaldehyde exposure. The NCI report is the first part of an update of a 2004 NCI study that indicated possible links between formaldehyde exposure and nasopharyngeal cancer and leukemia. The second portion of the study, which focuses on nasopharyngeal cancer and other cancers, remains in the final phase of its internal review process. The International Agency for Research on Cancer also recently concluded that there is sufficient evidence in humans of a causal association of formaldehyde with leukemia.

On June 10, 2011, the U.S. Department of Health and Human Services’ (the “HHS”) National Toxicology Program released its 12th Report on Carcinogens, modifying its listing of formaldehyde from “Reasonably Anticipated to be a Human Carcinogen” to “Known to be a Human Carcinogen”. In 2010, the U.S. Formaldehyde Standards for Composite Wood Products Act became effective. The legislation sets new national emissions standards for formaldehyde in various wood products. These standards require a reduction in the emissions standards for formaldehyde used in hardwood plywood, particleboard and medium-density fibreboard sold in the United States. While we believe most United States producers have the technology in place to meet the new emissions requirements, we cannot assure you that these standards will not adversely impact the demand for methanol for formaldehyde in the United States.

We are unable to determine at this time if the EPA or other governments or government agencies will reclassify formaldehyde or what limits could be imposed related to formaldehyde emissions in the United States or elsewhere. Any such actions could reduce future methanol demand for use in producing formaldehyde, which could have an adverse impact on our results of operations and financial condition.

Demand for Methanol in the Production of MTBE

In 2010, methanol demand for the production of MTBE represented approximately 13% of global methanol demand. MTBE is used primarily as a source of octane and as an oxygenate for gasoline to reduce the amount of harmful exhaust emissions from motor vehicles.

Several years ago, environmental concerns and legislative action related to gasoline leaking into water supplies from underground gasoline storage tanks in the United States resulted in the phase-out of MTBE as a gasoline additive in the United States. We believe that methanol has not been used in the United States to make MTBE for use in domestic fuel blending since 2007. However, approximately 0.65 million tonnes of methanol was used in the United States in 2010 to produce MTBE for export markets, where demand for MTBE has continued at strong levels. While we currently expect demand for methanol for MTBE production in the United States to remain steady or to decline slightly in 2011, it could decline materially if export demand was impacted by legislation or policy changes.

Additionally, the EPA in the United States is preparing an IRIS review of the human health effects of MTBE, including its potential carcinogenicity. The timeline for the EPA’s MTBE assessment remains to be determined, according to EPA’s website.

The European Union issued a final risk assessment report on MTBE in 2002 that permitted the continued use of MTBE, although several risk reduction measures relating to the storage and handling of fuels were recommended. Governmental efforts in recent years in some countries, primarily in the European Union and Latin America, to promote biofuels and alternative fuels through legislation or tax policy are putting competitive pressures on the use of MTBE in gasoline in these countries.

Although MTBE demand has remained strong outside of the United States, we cannot provide assurance that further legislation banning or restricting the use of MTBE or promoting alternatives to MTBE will not be passed or that negative public perceptions will not develop outside of the United States, either of which would lead to a decrease in the global demand for methanol for use in MTBE. Declines in demand for methanol for use in MTBE could have an adverse impact on our results of operations and financial condition.

Our business is subject to many operational risks for which we may not be adequately insured.

Most of our earnings are derived from the sale of methanol produced at our plants. Our business is subject to the risks of operating methanol production facilities, such as unforeseen equipment breakdowns, interruptions in the supply of natural gas and other feedstocks, power failures, longer-than-anticipated planned maintenance activities, loss of port facilities, natural disasters or any other event, including unanticipated events beyond our control, that could result in a prolonged shutdown of any of our plants or impede our ability to deliver methanol to our customers. A prolonged plant shutdown at any of our major facilities could have an adverse impact on our results of operations and financial condition.

In addition to the sale of methanol produced at our plants, we also purchase methanol produced by others on the spot market and through purchase contracts to meet our customer commitments and support our marketing efforts. We have adopted the first-in, first-out method of accounting for inventories and it generally takes between 30 and 60 days to sell the methanol we purchase. Consequently, holding losses on the resale of this product, to the extent that there is a decrease in methanol prices from the date of purchase to the date of sale, could have an adverse impact on our results of operations and financial condition.

Excess capacity within our fleet of ocean vessels resulting from a prolonged plant shutdown or other event could also have an adverse effect on our results of operations and financial condition. Due to the significant reduction of production levels at our Chilean facilities since mid-2007, we have had excess shipping capacity that is subject to fixed time charter costs. We have been successful in mitigating some of these costs by entering into sub-charters and third-party backhaul arrangements, although there has been significant excess global shipping capacity over the last few years which has made it more difficult to mitigate these costs. If we are unable to mitigate these costs in the future, or if we suffer any other disruptions in our distribution system, this could have an adverse impact on our results of operations and financial condition.

Although we maintain operational and construction insurances, including business interruption insurance, we cannot provide assurance that we will not incur losses beyond the limits of, or outside the coverage of, such insurance or that insurers will be financially capable of honouring future claims. From time to time, various types of insurance for companies in the chemical and petrochemical industries have not been available on commercially acceptable terms or, in some cases, have been unavailable. We cannot provide assurance that in the future we will be able to maintain existing coverage or that premiums will not increase substantially and that this will not have an adverse impact on our results of operations and financial condition.

We may not be able to successfully identify, develop and complete new capital projects.

As part of our strategy to strengthen our position as the global leader in the production and marketing of methanol, we intend to continue pursuing new opportunities to enhance our strategic position in the methanol industry. Our ability to successfully identify, develop and complete new capital projects is subject to a number of risks, including finding and selecting favourable locations for new facilities or relocation of existing facilities where sufficient natural gas and other feedstock is available on acceptable commercial terms, obtaining project or other financing on satisfactory terms, developing and not exceeding acceptable project cost estimates, constructing and completing the projects within the contemplated schedules and other risks commonly associated with the design, construction and start-up of large, complex industrial projects. We cannot provide assurance that we will be able to identify or successfully develop and complete new methanol projects.

Government regulations relating to the protection of the environment could increase our costs of doing business.

The countries in which we operate all have laws and regulations to which we are subject governing the environment and the management of natural resources, as well as the handling, storage, transportation and disposal of hazardous or waste materials. We are also subject to laws and regulations governing emissions and the import, export, use, discharge, storage, disposal and transportation of toxic substances. The products we use and produce are subject to regulation under various health, safety and environmental laws. Non-compliance with these laws and regulations may give rise to work orders, fines, injunctions, civil liability and criminal sanctions.

Laws and regulations protecting the environment have become more stringent in recent years and may, in certain circumstances, impose absolute liability rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. Such laws and regulations may also expose us to liability for the conduct of, or conditions caused by, others, or for our own acts even if we complied with applicable laws at the time such acts were performed. To date, environmental laws and regulations have not had a significant adverse effect on our capital expenditures, earnings or competitive position. However, operating petrochemical manufacturing plants and distributing methanol exposes us to risks in connection with compliance with such laws and we cannot provide assurance that we will not incur significant costs or liabilities in the future and that this will not have an adverse impact on our results of operations and financial condition.

We manufacture methanol in Chile, Trinidad, New Zealand, Egypt and Canada. All of these countries have signed and ratified the Kyoto Protocol. Under the Kyoto Protocol, the developing nations of Chile, Trinidad and Egypt are not currently required to reduce greenhouse gases (“GHGs”), whereas Canada and New Zealand are listed as industrialized Annex 1 countries and have committed to GHG reductions under the Kyoto Protocol during the first commitment period (2008-2012). We cannot quantify the impact on our business of GHG reductions in Canada and New Zealand, or predict whether GHG reductions will be required in Chile, Trinidad or Egypt in the future, and therefore cannot provide assurance that compliance with the Kyoto Protocol will not have an adverse impact on our results of operations and financial condition in the future.

New Zealand passed legislation to establish an Emission Trading Scheme (“ETS”) that came into force on July 1, 2010. The ETS imposes a carbon price on producers of fossil fuels, including natural gas, which is passed on as a liability to Methanex, increasing the cost of gas that we purchase in New Zealand. However, as a trade-exposed company, we are entitled to a free allocation of emissions units to partially offset those increased costs, and the legislation provides further moderation of any residual cost exposure until the end of 2012. Consequently, we do not believe that these costs will be significant to the end of 2012. However, after this date the moderating features are expected to be removed and our eligibility for free allocation of emissions units will be progressively reduced. We cannot accurately quantify the impact on our business after 2012 and therefore we cannot provide assurance that the ETS will not have an adverse impact on our results of operation and financial condition after 2012.

We cannot provide assurance over ongoing compliance with existing legislation or that future laws and regulations to which we are subject governing the environment and the management of natural resources as well as the handling, storage, transportation and disposal of hazardous or waste materials will not have an adverse impact on our results of operations and financial condition.

There can be no assurance as to the liquidity of the trading market for the Offered Debt Securities or that a trading market for the Offered Debt Securities will develop.

There is no public market for the Offered Debt Securities and, unless otherwise specified in the applicable prospectus supplement, we do not intend to apply for listing of the Offered Debt Securities on any securities exchanges. If the Offered Debt Securities are traded after their initial issue, they may trade at a discount from their initial offering prices depending on prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition. There can be no assurance as to the liquidity of the trading market for the Offered Debt Securities or that a trading market for the Offered Debt Securities will develop.

Credit ratings may not reflect all risks of an investment in the Offered Debt Securities and may change.

Credit ratings may not reflect all risks associated with an investment in the Offered Debt Securities. Any credit ratings applied to the Offered Debt Securities are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in such credit ratings will generally affect the market value of the Offered Debt Securities. In addition, such credit ratings may not reflect the potential impact of the risks related to our business discussed or incorporated by reference in this Prospectus or in any prospectus supplement. There is no assurance that any credit rating assigned to the Offered Debt Securities will remain in effect for any given period of time or that any rating will not be lowered or withdrawn entirely by the relevant rating agency.

Changes in interest rates may cause the value of the Offered Debt Securities to decline.

Prevailing interest rates will affect the market price or value of the Offered Debt Securities. The market price or value of the Offered Debt Securities may decline as prevailing interest rates for comparable debt instruments rise, and increase as prevailing interest rates for comparable debt instruments decline.

The Offered Debt Securities will be effectively subordinated to certain indebtedness of our subsidiaries.

Unless otherwise provided with respect to a series of Offered Debt Securities, the Offered Debt Securities will be our unsubordinated and unsecured obligation and will rank equally with all of our other unsecured, unsubordinated obligations. We conduct a substantial portion of our business through our subsidiaries. Therefore, unless otherwise provided with respect to a series of Offered Debt Securities and unless guaranteed under the terms of the indenture governing the Offered Debt Securities, our obligations under the Offered Debt Securities will be structurally subordinate to all existing and future indebtedness and liabilities, including trade payables, of our subsidiaries.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of the Offered Debt Securities for any one or more of debt repayment, working capital or other general corporate purposes. Pending such use of any proceeds, we may invest funds in short-term marketable securities.

EARNINGS COVERAGE

The following earnings coverage ratios have been prepared in accordance with Canadian securities law requirements and are included in this Prospectus in accordance with Canadian disclosure requirements. They have been calculated on a consolidated basis using financial information prepared in accordance with Canadian generally accepted accounting principles for the year ended December 31, 2010, and with IFRS for the twelve months ended September 30, 2011, and give effect to all of our long-term financial liabilities, and the repayment, redemption or other retirement thereof since the respective dates indicated below. The ratios do not give pro forma effect to any offering of Offered Debt Securities offered by a prospectus supplement and this Prospectus or to any change in indebtedness subsequent to the dates indicated below. For purposes of these calculations, reported net earnings attributable to our shareholders have been increased by interest expense and income taxes attributable to our shareholders.

Period	Earnings Coverage Ratio (1)	Earnings before interest expense and income taxes (2)
Year ended December 31, 2010	662%	$160,359
12 months ended September 30, 2011	576%	$262,812

(1)	The earnings coverage ratios are equal to net earnings, adjusted as described above, divided by interest expense. These ratios do not purport to be indicative of actual earnings coverage ratios for any future period.
(2)	In thousands.

DESCRIPTION OF SHARE CAPITAL

Methanex is authorized to issue an unlimited number of common shares without nominal or par value and 25,000,000 preferred shares without nominal or par value. As at September 30, 2011, there were 93,217,820 common shares outstanding and no preferred shares outstanding.

Holders of common shares are entitled to receive notice of and attend all annual and special meetings and to one vote in respect of each common share held; receive dividends if, as and when declared by our Board of Directors; and participate in any distribution of assets of Methanex in the event of liquidation, dissolution or winding up.

Preferred shares may be issued in one or more series and our Board of Directors may fix the designation, rights, restrictions, conditions and limitations attached to the shares of each series. Currently, there are no preferred shares outstanding.

Our bylaws provide that at any meeting of our shareholders, a quorum shall be two persons present in person, or represented by proxy, holding shares representing not less than 20% of the votes entitled to be cast at the meeting. The NASDAQ Global Market’s (“NASDAQ”) listing standards require a quorum for shareholder meetings to be not less than 33 1/3% of a company’s outstanding voting shares. As a foreign private issuer and because our quorum requirements are consistent with practices in Canada, our home country, under NASDAQ rules we are not subject to NASDAQ’s quorum requirement.

DESCRIPTION OF DEBT SECURITIES

In this section, the words “Company”, “we”, “us”, “our” and “Methanex” refer only to Methanex Corporation and not to any of its subsidiaries or joint ventures. The following description sets forth certain general terms and provisions of the debt securities. The particular terms and provisions of the series of Offered Debt Securities offered pursuant to a prospectus supplement and this Prospectus, and the extent to which the general terms and provisions described below may apply thereto, will be described in such prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, the Offered Debt Securities will be issued under the trust indenture, dated as of July 20, 1995, which was entered into between Methanex and The Bank of New York Mellon (formerly United States Trust Company of New York), as trustee (the “Trustee”), as currently supplemented and as will be further supplemented upon the issuance of Offered Debt Securities offered pursuant to a prospectus supplement and this Prospectus (the trust indenture as supplemented and as will be supplemented is referred to herein as the “Indenture”). The Indenture is by its terms subject to and governed by the U.S. Trust Indenture Act of 1939, as amended. A copy of the form of Indenture has been filed with the SEC as an exhibit to the registration statement of which this Prospectus forms a part. The summaries of the Indenture and the Offered Debt Securities are brief summaries of certain provisions of the Indenture and do not purport to be complete. For a more complete description, including the definition of any terms used but not defined under this section, prospective investors should refer to the Indenture and the applicable supplemental indenture. Whenever we refer to particular provisions of the Indenture, those provisions are qualified in their entirety by reference to the Indenture.

General

The Indenture does not limit the aggregate principal amount of debt securities (which may include debentures, notes, bonds or other evidences of indebtedness) which may be issued thereunder. The Indenture provides that debt securities may be issued from time to time in one or more series and may be denominated and payable in foreign currencies. The debt securities offered pursuant to this Prospectus will be limited to an aggregate principal amount (or the equivalent in other currencies) of $500,000,000.

The terms of the debt securities we may offer may differ from the general information provided below. In particular, certain covenants described below may not apply to certain debt securities we may offer under the Indenture. We may issue debt securities with terms different from those of debt securities previously issued under the Indenture.

The applicable prospectus supplement will contain a description of the following terms relating to the debt securities being offered:

•	the title of the Offered Debt Securities;

•	any limit on the aggregate principal amount of the Offered Debt Securities;

•	the extent and manner, if any, to which payment on or in respect of the Offered Debt Securities will be senior or will be subordinate to the prior payment of our other liabilities and obligations;

•	the extent to which the Offered Debt Securities will be issued at a premium or a discount to the principal amount;

•

the date or dates on which the Offered Debt Securities will mature and the portion (if less than all of the principal amount) of the Offered Debt Securities to be payable upon declaration of acceleration of maturity;

•

the rate or rates per annum (which may be fixed or variable) at which the Offered Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue (or the method by which such date or dates will be determined) and the dates on which any such interest will be payable and the regular record dates for any interest payable on the Offered Debt Securities;

•

any mandatory or optional redemption or sinking fund or analogous provisions, including the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities may be redeemed or purchased at the option of Methanex or otherwise;

•

whether the Offered Debt Securities will be issuable in whole or in part in the form of one or more registered global securities and, if so, the identity of the depositary for such registered global securities;

•	the denominations in which debt securities will be issuable, if other than denominations of $1,000 and any integral multiple of $1,000 in excess thereof;

•

each place where the principal of and any premium and interest on the Offered Debt Securities will be payable and each place where the Offered Debt Securities may be presented for registration of transfer or exchange;

•

if other than U.S. dollars, the foreign currency or the units based on or relating to foreign currencies in which the Offered Debt Securities are denominated and/or in which the payment of the principal of and any premium and interest on the Offered Debt Securities will or may be payable;

•	the terms and conditions, if any, on which the Offered Debt Securities may be convertible into or exchangeable for any other of our securities or securities of other entities;

•	whether the payment of the Offered Debt Securities will be guaranteed by any other person, and the terms of any such guarantees;

•	whether the Offered Debt Securities will have the benefit of any security interest created pursuant to the terms of the Indenture or otherwise; and

•

any other terms of the Offered Debt Securities, including covenants and events of default which apply solely to the Offered Debt Securities, or any covenants or events of default generally applicable to the debt securities, which are not to apply to the Offered Debt Securities.

Our debt securities may be issued under the Indenture bearing no interest or interest at a rate below the prevailing market rate at the time of issuance, to be offered and sold at a discount below their stated principal amount. The Canadian and United States federal income tax consequences and other special considerations applicable to any such discounted debt securities or other debt securities offered and sold at par which are treated as having been issued at a discount for Canadian and/or United States federal income tax purposes will be described in the prospectus supplement relating thereto.

The Offered Debt Securities will not include debt securities in respect of which an index, formula or other method may be used to determine payments of principal and/or interest, or securities convertible or exchangeable into such debt securities, in respect of which the payment of principal and/or interest may be determined, in whole or part, by reference to one or more underlying interests.

Ranking and Other Indebtedness

Except as indicated herein or in the applicable prospectus supplement, the Offered Debt Securities will be unsecured obligations of the Company and will rank equally with all of our other unsecured and unsubordinated Indebtedness (as defined below) from time to time outstanding. The Offered Debt Securities will be effectively subordinated to all Indebtedness and other liabilities of our subsidiaries (other than any applicable guarantor, for so long as its guarantee remains in effect) and subordinated to all secured Indebtedness and other secured liabilities of the Company, any applicable guarantor and our subsidiaries to the extent of the assets securing such Indebtedness and other liabilities.

Certain Covenants

Set forth below are certain covenants contained in the Indenture:

Change of Control

Upon the occurrence of a Change of Control Triggering Event, we will be required to make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each holder’s Offered Debt Securities. In the Change of Control Offer, we will offer to purchase Offered Debt Securities for a purchase price in cash equal to 101% of the aggregate principal amount of the Offered Debt Securities repurchased plus accrued and unpaid interest, if any, on the Offered Debt Securities repurchased, to the date of purchase; provided, however, that interest payable on or prior to the date of purchase will be payable to the holders of the Offered Debt Securities repurchased registered as such on the regular record date for such interest.

Within 30 days following the date upon which a Change of Control Triggering Event occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to mail, by first class mail, a notice to each holder of Offered Debt Securities describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase Offered Debt Securities on the Change of Control Payment Date specified in the notice, which date shall be between 30 and 60 days of the mailing of the notice, other than as may be required by law, pursuant to the procedures required by the Indenture and described in such notice. The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

We will comply with the requirements of Section 14(e) of and Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Offered Debt Securities as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

Holders of Offered Debt Securities electing to have Offered Debt Securities purchased pursuant to a Change of Control Offer will be required to surrender their Offered Debt Securities with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Offered Debt Securities completed to the paying agent at the address specified in the notice, or transfer their Offered Debt Securities to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will be required to, to the extent lawful, (1) accept for payment all Offered Debt Securities or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the paying agent an amount equal to the purchase price in respect of all Offered Debt Securities or portions thereof so tendered, and (3) deliver or cause to be delivered to the Trustee the Offered Debt Securities so accepted, together with an Officers’ Certificate stating the aggregate principal amount of Offered Debt Securities or portions thereof being purchased by us. The paying agent will be required to promptly mail to each holder who properly tendered Offered Debt Securities, the purchase price for such Offered Debt Securities and the Trustee will be required to promptly authenticate and mail to each such holder a new Offered Debt Security equal in principal amount to any unpurchased portion of the Offered Debt Securities surrendered, if any; provided that each new Offered Debt Security will be in a principal amount of $1,000 or an integral multiple thereof.

The provisions described above that require us to make a Change of Control Offer following a Change of Control Triggering Event will be applicable whether or not any other provisions of the Indenture are applicable. Holders will not be entitled to require us to purchase their Offered Debt Securities in the event of a takeover, recapitalization, leveraged buyout or similar transaction that is not a Change of Control. We may nonetheless incur significant additional indebtedness in connection with such a transaction.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes such offer in the manner, at the times and otherwise in compliance with, the requirements set forth in the Indenture applicable to a Change of Control Offer made by us, and purchases all Offered Debt Securities properly tendered and not withdrawn under its offer.

Holders may not be able to require us to purchase their Offered Debt Securities in certain circumstances involving a significant change in the composition of our Board of Directors, including a proxy contest where our Board of Directors does not endorse the dissident slate of directors but approves them as Continuing Directors. In this regard, a decision of the Delaware Chancery Court (not involving us or our securities) considered a change of control redemption provision of an indenture governing publicly traded debt securities that is substantially similar to the change of control event described in clause (4) of the definition of “Change of Control.” In its decision, the court noted that a board of directors may “approve” a dissident shareholder’s nominees solely for purposes of such an indenture, provided the board of directors determines in good faith that the election of the dissident nominees would not be materially adverse to the interests of the corporation or its stockholders (without taking into consideration the interests of the holders of debt securities in making this determination).

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of us and our Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Offered Debt Securities to require us to repurchase the Offered Debt Securities as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of us and our Restricted Subsidiaries taken as a whole to another person or group may be uncertain.

There can be no assurance that we will have sufficient funds available at the time of any Change of Control Triggering Event to consummate a Change of Control Offer for all Offered Debt Securities then outstanding, at a purchase price for 101% of their principal amount, plus accrued and unpaid interest to the Change of Control Payment Date. The terms of our other outstanding indebtedness also provide for repurchase rights upon a change in control and, in some cases, certain other events under different terms. As a result, holders of our other indebtedness may have the ability to require us to repurchase their debt securities before the holders of the Offered Debt Securities offered hereby would have such repurchase rights. In addition, a Change of Control (as described herein) and certain other change of control events would constitute an event of default under our credit facility. As a result, we may not be able to make any of the required payments on, or repurchases of, the Offered Debt Securities without obtaining the consent of the lenders under our credit facility with respect to such payment or repurchase.

Limitation on Liens

We shall not, and shall not permit any Restricted Subsidiary to, Incur or to permit to exist any Lien of any nature whatsoever (other than Permitted Liens) on any of our or its property or assets now owned or hereafter acquired by us or it (including any Capital Stock or evidence of Indebtedness and including any of our Capital Stock or Indebtedness held by us or any Subsidiary) securing any Indebtedness, without contemporaneously therewith effectively securing the Offered Debt Securities equally and ratably with (or prior to) such Indebtedness for so long as such Indebtedness is so secured, unless, after giving effect to such Lien, the aggregate amount of all Indebtedness secured by such Liens (other than Permitted Liens) on our property or assets or that of our Restricted Subsidiaries, plus all of our Attributable Indebtedness and that of our Restricted Subsidiaries with respect to Sale/Leaseback Transactions permitted as described below under “—Limitation on Sale/Leaseback Transactions”, does not exceed 10% of our Consolidated Net Worth.

Limitation on Sale/Leaseback Transactions

We shall not, and shall not permit any Restricted Subsidiary to, enter into a Sale/Leaseback Transaction, unless, after giving effect thereto, the aggregate amount of all Attributable Indebtedness with respect to all such

Sale/Leaseback Transactions, plus all Indebtedness secured by Liens to which the covenant described above under “—Limitations on Liens” is applicable, does not exceed 10% of Consolidated Net Worth. However, the provisions described in this “—Limitation on Sale/Leaseback Transactions” shall not apply to, and there shall be excluded from Attributable Indebtedness in any computation described in this covenant and in the covenant described above under “—Limitation on Liens”, Attributable Indebtedness with respect to a Sale/Leaseback Transaction if: (1) the lease in such Sale/Leaseback Transaction is for a period, including renewal rights, of three years or less; (2) we or a Restricted Subsidiary, within one year (or, in the event the net proceeds of the sale of the property leased pursuant to such Sale/Leaseback Transaction exceeds $75 million, within two years) after such Sale/Leaseback Transaction, apply an amount not less than the greater of the net proceeds of the sale of the property leased pursuant to such Sale/Leaseback Transaction or the fair market value of such property (as determined in good faith by our Board of Directors) to either the retirement of our or a Restricted Subsidiary’s Funded Indebtedness or the purchase by us or a Restricted Subsidiary of other property having a fair market value (as determined in good faith by our Board of Directors) at least equal to the fair market value of the property so leased in such Sale/Leaseback Transaction; or (3) such Sale/ Leaseback Transaction is entered into between us and a Restricted Subsidiary or between Restricted Subsidiaries.

Additional Guarantees; Limitation on Subsidiary Indebtedness

We shall not permit any Restricted Subsidiary to Incur any Indebtedness unless, at the time of such Incurrence, such Restricted Subsidiary has Guaranteed all our obligations with respect to the Offered Debt Securities pursuant to the terms of the Indenture, such Guarantee to be in the form provided for in the Indenture. The foregoing shall not apply to: (1) any Indebtedness Incurred by a Restricted Subsidiary to finance its working capital requirements; provided, however, that the aggregate amount of such Indebtedness Incurred by all Restricted Subsidiaries who have not Guaranteed all the obligations of the Company with respect to the Offered Debt Securities pursuant to the terms of the Indenture and outstanding at any time shall not exceed $50 million; (2) any Indebtedness secured by (a) Permitted Liens or (b) Liens to which the exception in the covenant described above under “—Limitation on Liens” is applicable; provided, however, that the aggregate amount of all such Indebtedness and all our Indebtedness secured by such Liens (other than Permitted Liens), plus all of our and our Restricted Subsidiaries’ Attributable Indebtedness with respect to Sale/Leaseback Transactions permitted as described above under “—Limitation on Sale/Leaseback Transactions”, does not exceed 10% of Consolidated Net Worth; (3) any Attributable Indebtedness (a) with respect to a Sale/Leaseback Transaction which is permitted under the covenant described above under “—Limitation on Sale/Leaseback Transactions” or (b) to which the provisions described above under “—Limitation on Sale/Leaseback Transactions” are not applicable; and (4) any Indebtedness owed to and held by us or another Restricted Subsidiary, a shareholder of a Restricted Subsidiary or any affiliate of a shareholder of a Restricted Subsidiary; provided, however, that any subsequent transfer of any such Indebtedness or any subsequent transfer of any Capital Stock of such Restricted Subsidiary, or any other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary shall be deemed to constitute the Incurrence of such Indebtedness at such time. Except if we have exercised either of the defeasance options described under “—Defeasance” below, no Guarantor shall be released from its Guarantee provided pursuant to this covenant or clause (1) in the second paragraph of “—Successor Company and Guarantors” below unless (1) such Guarantor ceases to be a Restricted Subsidiary or (2) such Guarantor has been discharged from all its obligations with respect to all Indebtedness Incurred by such Guarantor (other than such Guarantee and Indebtedness described in clause (4) in the immediately preceding sentence) and such Guarantor has not had any Indebtedness (other than such Guarantee and Indebtedness described in clause (4) in the immediately preceding sentence) outstanding for a period of 91 days.

Limitations on Affiliate Transactions and Unrestricted Subsidiaries

We shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction (including, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Unrestricted Subsidiary (an “Unrestricted Subsidiary Transaction”) on terms (1) that are less favourable in sum to us or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm’s-length dealings with a person other than an Unrestricted Subsidiary or (2) that, in the event such Unrestricted Subsidiary Transaction involves an aggregate amount in excess of $25 million, are not in writing and have not been approved by a majority of the members of our Board of Directors. The foregoing shall not prohibit any Investment by us or any Restricted Subsidiary in any Unrestricted Subsidiary.

We shall not permit any Unrestricted Subsidiary to Incur any Indebtedness other than Non-Recourse Indebtedness; provided, however, that in the event any such Indebtedness ceases for any reason to constitute Non-Recourse Indebtedness, such Subsidiary shall be deemed to have Incurred such Indebtedness at such time.

We shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, transfer to any Unrestricted Subsidiary any property or assets owned by us or any Restricted Subsidiary on the date of the Indenture (1) on terms that are less favourable in sum to us or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transfer in arm’s-length dealings with a person other than an Unrestricted Subsidiary or (2) unless the aggregate price for such property or assets under such transfer, plus the aggregate prices for any other such property or assets under any other such transfers completed during the twelve month period immediately preceding such transfer, does not exceed $25 million.

Additional Amounts for Canadian Withholding Taxes

All payments made by us under or with respect to the Offered Debt Securities must be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter “Taxes”), unless we are required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If we are so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Offered Debt Securities, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each holder of the Offered Debt Securities (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder of the Offered Debt Securities would have received if such Taxes had not been withheld or deducted (a similar indemnity will also be provided to holders of the Offered Debt Securities that are exempt from withholding but are required to pay Taxes directly on amounts otherwise subject to withholding); provided, however, that no Additional Amounts will be payable with respect to a payment made to a holder of the Offered Debt Securities (an “Excluded Holder”) (1) with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment or (2) which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the mere holding of Offered Debt Securities or the receipt of payments thereunder. We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

We will furnish to holders of the Offered Debt Securities, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by us. We will indemnify and hold harmless each holder of Offered Debt Securities (other than an Excluded Holder) and upon written request reimburse such holder of Offered Debt Securities for the amount of (1) any Taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Offered Debt Securities, (2) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, and (3) any Taxes imposed with respect to any reimbursement under (1) or (2), but excluding any such Taxes on such holder’s net income.

At least 30 days prior to each date on which any payment under or with respect to the Offered Debt Securities is due and payable, if we are obligated to pay Additional Amounts with respect to such payment, we will deliver to the Trustee an Officers’ Certificate stating the fact that such Additional Amounts will be payable and the amount so payable and will set forth other information necessary to enable the Trustee to pay such Additional Amounts to holders of the Offered Debt Securities on the payment date. Whenever in the Indenture or in this Description of Debt Securities there is mentioned, in any context, the payment of principal, and premium

(if any), redemption price, interest or any other amount payable under or with respect to any Offered Debt Security, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in the context, Additional Amounts are, were or would be payable in respect thereof.

Provision of Financial Information

We will provide to the Trustee, within 15 days after we file them with the SEC, copies, which may be in electronic format, of our annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that we may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, we will continue to provide the Trustee:

•	within 140 days after the end of each fiscal year, the information required to be contained in annual reports on Form 20-F, Form 40-F or Form 10-K as applicable (or any successor form); and

•

within 60 days after the end of each of the first three fiscal quarters of each fiscal year, the information required to be contained in reports on Form 6-K (or any successor form) which, regardless of applicable requirements will, at a minimum, contain such information required to be provided in quarterly reports under the laws of Canada or any province thereof to security holders of a corporation with securities listed on the Toronto Stock Exchange, whether or not we have any of our securities listed on such exchange.

Notwithstanding the foregoing, we are not required to provide to the Trustee any information which is posted on SEDAR, EDGAR or our website.

Successor Company and Guarantors

We may not amalgamate or consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all our assets to, any person, unless: (1) the resulting, surviving or transferee person (if not us) is organized and existing under the federal laws of Canada or the laws of any province thereof or the laws of the United States of America, any State thereof or the District of Columbia and such person expressly assumes by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of our obligations under the Indenture and the Offered Debt Securities; (2) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and (3) we deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel (who may rely on such Officers’ Certificate as to matters of fact), each stating that such amalgamation, consolidation, merger, conveyance, transfer or lease and such supplemental indenture (if any) comply with the Indenture. The resulting, surviving or transferee person will be the successor company under the Indenture and the Offered Debt Securities.

We will not permit any Restricted Subsidiary that is a Guarantor to amalgamate or consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any person unless: (1) the resulting, surviving or transferee person (if not such Guarantor) is organized and existing under the laws of the jurisdiction under which such Guarantor or its parent corporation was organized or under the federal laws of Canada or the laws of any province thereof or the laws of the United States of America, or any State thereof or the District of Columbia and such person expressly assumes by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Guarantor under its Guarantee unless such resulting, surviving or transferee person has been released from such Guarantee in accordance with the terms of the Indenture; (2) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and (3) we deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel (who may rely on such Officers’ Certificate as to matters of fact), each stating that such amalgamation, consolidation, merger, conveyance, transfer or lease and such supplemental indenture (if any) comply with the Indenture.

Events of Default

An Event of Default with respect to the Offered Debt Securities is defined in the Indenture as (1) a default by us in the payment of interest on the Offered Debt Securities (including any Additional Amount) when due and payable, continued for 30 days, (2) a default by us in the payment of principal with respect to the Offered Debt Securities when due and payable at Stated Maturity, upon redemption, upon declaration or otherwise, (3) the failure by us or a Guarantor to comply with the obligations described under “—Certain Covenants—Change of Control” or “—Successor Company and Guarantors” above, (4) the failure by us or any Restricted Subsidiary for 60 days after notice to comply with any of the obligations described under “—Certain Covenants” above (other than the obligations described under “—Certain Covenants—Change of Control”), (5) the failure by us or any Restricted Subsidiary for 60 days after notice to comply with the agreements contained in the Indenture or the Offered Debt Securities (other than a failure described in (1), (2), (3) or (4) above or a failure to comply with any of our or its obligations under the covenants or agreements that are specifically for the benefit of one or more series of debt securities issued pursuant to the Indenture other than the Offered Debt Securities), (6) Indebtedness of us or any Restricted Subsidiary is not paid within any applicable grace period and is accelerated by the holders thereof, or is accelerated by the holders thereof because of a default, and the total amount of such Indebtedness unpaid, or due and payable, and accelerated exceeds $50 million (the “cross acceleration provision”), (7) certain specified events of bankruptcy, insolvency or reorganization of us or a Significant Subsidiary (the “bankruptcy default provision”), or (8) any Guarantee of the Offered Debt Securities by any Guarantor at any time ceases to be in full force and effect for any reason (other than as a result of a release of such Guarantee in accordance with the terms of the Indenture) (the “guarantee default provision”). A default under clause (4) or (5) will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding Offered Debt Securities notify us of the default and we do not cure such default within the time specified after receipt of such notice.

If an Event of Default (other than a bankruptcy default with respect to us) occurs and is continuing with respect to the Offered Debt Securities, the Trustee, by notice to us, or the holders of at least 25% in principal amount of the Offered Debt Securities then outstanding by notice to us and the Trustee, may declare the principal of and accrued but unpaid interest on all the Offered Debt Securities to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If a bankruptcy default with respect to us occurs and is not cured within the time period permitted, the principal of and interest on all the debt securities issued pursuant to the Indenture, including the Offered Debt Securities, will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of debt securities issued pursuant to the Indenture. Under certain circumstances, the holders of a majority in principal amount of the Offered Debt Securities may rescind any such acceleration with respect to the Offered Debt Securities and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Offered Debt Securities then outstanding unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of Offered Debt Securities may pursue any remedy with respect to the Indenture or the Offered Debt Securities unless (1) such holder has previously given the Trustee notice that an Event of Default is continuing, (2) holders of at least 25% in principal amount of the outstanding Offered Debt Securities have requested the Trustee to pursue the remedy, (3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity, and (5) the holders of a majority in principal amount of the Offered Debt Securities have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Offered Debt Securities will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to the Offered Debt Securities or of exercising any trust or power conferred on the Trustee with respect to the Offered Debt Securities. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of the Offered Debt Securities or that would involve the Trustee in personal liability.

Under the Indenture, if a Default occurs with respect to the Offered Debt Securities and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Offered Debt Securities notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on the Offered Debt Securities, the Trustee may withhold notice if and so long as a committee of its trust officers determines in good faith that withholding notice is in the interest of the holders of Offered Debt Securities. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are also required to deliver to the Trustee, within 30 days after we learn of the existence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended with respect to the Debt Securities (including the Offered Debt Securities) with the consent of the holders of not less than a majority in principal amount of the outstanding Debt Securities and any past default or compliance with any provisions may be waived with such a consent of the holders of a majority in principal amount of the outstanding Debt Securities unless the amendment or waiver of past default or compliance is in respect of a provision which relates only to the Offered Debt Securities in which case such amendment or waiver may be effected with the consent of the holders of not less than a majority in principal amount of the Offered Debt Securities. However, without the consent of each holder of outstanding Offered Debt Securities, no amendment or waiver may, among other things, (1) reduce the amount of the Offered Debt Securities whose holders must consent to an amendment, (2) reduce the rate of or extend the time for payment of interest on any Offered Debt Securities, (3) reduce the principal of or extend the Stated Maturity of any Offered Debt Securities, (4) reduce the premium payable upon the redemption of any Offered Debt Securities or change the time at which any Offered Debt Securities may or shall be redeemed, (5) make any Offered Debt Securities payable in currency other than that stated in the Offered Debt Securities, (6) make any change to the provisions of the Indenture described under “—Additional Amounts for Canadian Withholding Taxes” above that adversely affects the rights of any holder of the Offered Debt Securities, (7) impair the rights of any holder of the Offered Debt Securities to receive payment of principal of and interest on such holder’s Offered Debt Securities (including any Additional Amount) on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Offered Debt Securities, (8) make any change in the Guarantee of the Offered Debt Securities by any Guarantor that would adversely affect any holder of the Offered Debt Securities or (9) make any change in the amendment provisions which require each holder’s consent or in the provisions which limit suits by holders.

Without the consent of any holder of the Offered Debt Securities, we and the Trustee may amend the Indenture to cure any ambiguity, defect or inconsistency, to provide for the assumption by a successor corporation of our obligations or those of a Guarantor under the Indenture, to add Guarantees with respect to the Offered Debt Securities, to secure all or any of the Offered Debt Securities, to add to our covenants or to add Events of Default for the benefit of the holders of the Offered Debt Securities or to surrender any right or power conferred upon us, to make any change that does not adversely affect the rights of any holder of the Offered Debt Securities in any material respect, to establish the form or terms of the Offered Debt Securities, to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate the defeasance or discharge of the Offered Debt Securities that does not adversely affect the rights of any holders of the Offered Debt Securities in any material respect, to change or eliminate any provision of the Indenture that becomes effective only when there is not outstanding any debt security of any series issued under the Indenture which is entitled to the benefit of such provision or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

The consent of the holders of the Debt Securities or the Offered Debt Securities is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, we are required to mail to holders of the Offered Debt Securities a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Offered Debt Securities, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

We at any time may terminate all our and each Guarantor’s obligations under the Offered Debt Securities and our obligations and those of each such Guarantor under the Indenture with respect to the Offered Debt Securities (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Offered Debt Securities, to replace mutilated, destroyed, lost or stolen Offered Debt Securities and to maintain a registrar and paying agent in respect of the Offered Debt Securities. We at any time may terminate our and each Guarantor’s obligations with respect to the Offered Debt Securities under the covenants described above under “Certain Covenants”, the operation of the cross acceleration provision, the bankruptcy default provision with respect to Significant Subsidiaries, the guarantee default provision and the limitations contained in the second paragraph of “Successor Company and Guarantors” above (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option with respect to the Offered Debt Securities, payment of the Offered Debt Securities may not be accelerated because of an Event of Default with respect thereto and each Guarantor will be released from its Guarantee with respect to the Offered Debt Securities. If we exercise our covenant defeasance option with respect to the Offered Debt Securities, payment of the Offered Debt Securities may not be accelerated because of an Event of Default specified in clause (3) (with respect to Guarantors only), (4), (5), (6), (7) (with respect to Significant Subsidiaries only), or (8) of the first paragraph under “Defaults” above and each Guarantor will be released from its Guarantee with respect to the Offered Debt Securities.

In order to exercise either defeasance option with respect to the Offered Debt Securities, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the full payment of principal, premium (if any) and interest on the Offered Debt Securities to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivering to the Trustee: (1) an Opinion of Counsel in the United States to the effect that holders of the Offered Debt Securities will not recognize income, gain or loss for United States Federal income tax purposes as a result of such deposit and defeasance and will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the United States Internal Revenue Service or other change in applicable United States Federal income tax law); (2) an Opinion of Counsel in Canada to the effect that (A) holders of the Offered Debt Securities will not recognize income, gain or loss for Canadian federal or provincial income tax or other tax purposes as a result of such legal defeasance or covenant defeasance, as applicable, and will be subject to Canadian federal and provincial income tax and other tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance, as applicable, had not occurred, and (B) payments out of the defeasance trust will be free and exempt from any and all withholding and other income taxes of whatever nature of Canada or any province thereof or political subdivision thereof or therein having the power to tax, except in the case of a payment made to a holder of the Offered Debt Securities (a) with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of the making of such payment or (b) which is subject to such taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the mere holding of the Offered Debt Securities or the receipt of payments thereunder; (3) a certificate from a nationally recognized firm of independent accountants opining that the payments of principal and interest when due and without investment on the U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal, premium (if any) and interest when due on all the Offered Debt Securities to maturity or redemption, as the case may be; and (4) an opinion of counsel stating that the defeasance trust does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended. In addition, we can only exercise either type of defeasance if (1) during the 91 days that follow the establishment of the defeasance trust, no Default under the bankruptcy default provision occurs to us and is continuing at the end of the period, (2) no Default has occurred and is continuing on the date the defeasance trust is established after giving effect to the establishment of the defeasance trust, and (3) depositing funds into the defeasance trust does not constitute a default under any other of our binding agreements.

Book-Entry, Delivery and Form

Unless otherwise indicated in an applicable prospectus supplement, the Offered Debt Securities of a particular series will be represented by one or more fully registered global securities without coupons (the “Global Debt Securities”) and will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee. Except as set forth below, the Global Debt Securities may be transferred in whole and not in part only to DTC or another nominee of DTC.

So long as DTC or its nominee is the registered owner thereof, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Offered Debt Securities represented by the Global Debt Securities for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Debt Securities will not be entitled to have the Offered Debt Securities represented by the Global Debt Securities registered in their names, will not receive or be entitled to receive physical delivery of the Offered Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

The following is based on information furnished by DTC:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies, and DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC Rules applicable to its Participants are on file with the SEC.

Purchases of the Offered Debt Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for such Offered Debt Securities on DTC’s records. The ownership interest of each actual purchaser of Offered Debt Securities represented by a Global Debt Security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Debt Securities representing the Offered Debt Securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners of the Global Debt Securities representing the Offered Debt Securities will not receive the Offered Debt Securities in definitive form representing their ownership interests therein, except in the event that use of the book-entry system for the Offered Debt Securities is discontinued or upon the occurrence of certain other events described herein.

To facilitate subsequent transfers, all Global Debt Securities representing the Offered Debt Securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Global Debt Securities representing the Offered Debt Securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Offered Debt Securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Offered Debt Securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Principal, premium, if any, and interest payments on the Global Debt Securities representing the Offered Debt Securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding information from us or the Trustee, on the applicable payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility or that of the Trustee, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants. Neither we nor the Trustee will have any responsibility or liability for the disbursements of payments in respect of ownership interests in the Offered Debt Securities by DTC or the Direct or Indirect Participants or for maintaining or reviewing any records of DTC or the Direct or Indirect Participants relating to ownership interests in the Offered Debt Securities or the disbursements of payments in respect thereof.

DTC may discontinue providing its services as depository with respect to the Offered Debt Securities at any time by giving reasonable notice to us or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Offered Debt Securities in definitive form are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, Offered Debt Securities in definitive form will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but is subject to any changes to the arrangements between us and DTC and any changes to such procedures that may be instituted unilaterally by DTC.

Enforceability of Judgments

Since a substantial portion of our assets and those of our Subsidiaries are outside the United States, any judgment obtained in the United States against us or any of our Subsidiaries, including judgments with respect to the payment of principal, interest, Additional Amounts or redemption price with respect to the Offered Debt Securities, may not be collectible within the United States.

We have been informed by our Canadian counsel, McCarthy Tétrault LLP, that the laws of the Province of British Columbia and the federal laws of Canada applicable therein permit an action to be brought in a court of competent jurisdiction in the Province of British Columbia (a “British Columbia Court”) on any final and conclusive judgment in personam (i.e., against the person) of a federal or state court in the State of New York (“New York Court”) against us that is subsisting and unsatisfied respecting the enforcement of the Offered Debt Securities or the Indenture, that is not impeachable as void or voidable under the laws of the State of New York and that is for a sum certain if (1) the New York Court that rendered such judgment had jurisdiction over the judgment debtor, as recognized by a British Columbia Court (and submission by us in the Offered Debt Securities or the Indenture to the jurisdiction of the New York Court will be deemed sufficient for this purpose); (2) proper service of process in respect of the proceeding in which such judgment was made in accordance with New York law; (3) such judgment was not obtained by fraud or in a manner contrary to natural justice, and the enforcement thereof would not be either inconsistent with public policy, as the term is applied by a British Columbia Court, or contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or contrary to any order made by the Competition Tribunal under the Competition Act (Canada); (4) the enforcement of such judgment in British Columbia does not constitute, directly or indirectly, the enforcement of any laws of the State of New York or of the United States of America which a British Columbia Court would characterize as revenue, expropriatory, penal or public laws; (5) in an action to enforce a default judgment, the judgment does not contain a manifest error on its face; (6) the action to enforce such judgment is commenced within the applicable limitation period after the date of such judgment; and (7) the judgment does not conflict with another final and conclusive judgment in the same cause of action; provided that a British Columbia Court may stay an action to enforce a foreign judgment if an appeal of the judgment is pending or the time for appeal has not expired; and provided further that under the Currency Act (Canada), a British Columbia Court may only give judgment in Canadian dollars.

Consent to Jurisdiction and Service

The Indenture provides that we irrevocably designated and appointed CT Corporation System (and any successor entity), as our agent for service of process in any suit or proceeding arising out of or relating to the Indenture or the Offered Debt Securities for actions brought in any federal or state court located in the Borough of Manhattan in the City of New York and will submit to such jurisdiction.

Governing Law

The Indenture and the Offered Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

Discharge of the Indenture

We may satisfy and discharge our obligations under the Indenture with respect to the Offered Debt Securities by delivering to the Trustee for cancellation all such outstanding debt securities or by depositing with the Trustee or the paying agent, after such debt securities have become due and payable, whether at stated maturity, on any redemption date or otherwise, cash sufficient to pay all of the outstanding debt securities and pay all other sums payable under the Indenture by us.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture, as they would be applicable to the Offered Debt Securities. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided. Except as otherwise indicated, all accounting terms not otherwise defined in the Indenture will have the meanings assigned to them in accordance with IFRS (as defined below) and all accounting determinations and computations based on IFRS contained in the Indenture shall be determined and computed in conformity with IFRS.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as of the date of determination, the lesser of (1) the fair market value of the property subject to such Sale/Leaseback Transaction (as determined in good faith by our Board of Directors) or (2) the present value (discounted at a rate per annum equal to the coupon on the Offered Debt Securities, compounded annually) of the total obligations of the lessee for rental payments (excluding amounts required to be paid on account of operating costs, maintenance and repairs, insurance, taxes, assessments, utility rates and similar charges) during the remaining term of such lease (including any period for which such lease has been extended).

“Board of Directors” means our Board of Directors or any committee thereof duly authorized to act on behalf of such Board of Directors, except that for purposes of the definitions of “Change of Control” and “Continuing Directors,” the term “Board of Directors” shall mean our Board of Directors and not any committee thereof.

“Capital Stock” of any person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

“Change of Control” means the occurrence of any one of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of amalgamation, merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than us or one of our Restricted Subsidiaries;

(2) the adoption of a plan relating to our liquidation or dissolution;

(3) the consummation of any transaction (including, without limitation, any amalgamation, merger or consolidation) the result of which is that any “person” (as defined in clause (1) of this definition), becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock, measured by voting power rather than number of shares;

(4) the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or

(5) we amalgamate or consolidate with, or merge with or into, any person, or any person amalgamates or consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving or transferee person, measured by voting power rather than number of shares, immediately after giving effect to such transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Decline.

“Consolidated Net Worth” at any date of determination means the following amount, as shown on our and our Subsidiaries’ most recent consolidated balance sheet, determined on a consolidated basis in accordance with IFRS, as of the end of our most recent fiscal quarter ending at least 45 days prior to the date of determination: (1) the consolidated equity of our common stockholders plus (2) the respective amounts reported with respect to any class or series of our Preferred Stock (other than Exchangeable Stock and Redeemable Stock) but only to the extent of any cash received by us upon issuance of such Preferred Stock, excluding any gains or losses with respect to IRRMs that have been recognized or reported under IFRS, but which do not reflect obligations of any person due and payable at that time.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who:

(1) was a member of such Board of Directors on the date of the issuance of the Offered Debt Securities; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Debt Securities” means any debt security or debt securities of any series authenticated and delivered under the Indenture.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., or any successor to the rating agency business thereof.

“Guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a correlative meaning.

“Guarantor” means any person that becomes a guarantor of the Offered Debt Securities pursuant to the terms of the Indenture, and its respective successors.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board, in effect as of January 1, 2011.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) or is designated as a Restricted Subsidiary or an Unrestricted Subsidiary shall be deemed to be Incurred by such Subsidiary at such time. The term “Incurrence” when used as a noun shall have a correlative meaning.

“Indebtedness” of any person means, without duplication, (1) the principal of, premium (if any) in respect of and interest on (A) indebtedness of such person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments related to or for money borrowed for the payment of which such person is responsible or liable; (2) all Capital Lease Obligations of such person and all Attributable Indebtedness in respect of Sale/Leaseback Transactions entered into by such person; (3) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding in each case trade accounts payable or accrued liabilities arising in the ordinary course of business); (4) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (1) through (3) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such person of a demand for reimbursement following payment on the letter of credit); (5) all obligations of such person with respect to the redemption, repayment or other repurchase of, in the case of a Subsidiary, any Preferred Stock and, in the case of any other person, any Redeemable Stock (but excluding any accumulated dividends); (6) all obligations of the type referred to in clauses (1) through (5) of other persons for the payment of which such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including any Guarantees of such obligations; and (7) all obligations of the type referred to in clauses (1)through (6) of other persons secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured. The amount of Indebtedness of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

“Investment Grade Rating” means a rating equal to or greater than BBB- by S&P, Baa3 by Moody’s and BBB- by Fitch or the equivalent thereof under any new ratings system if the ratings system of any such agency shall be modified after the date of issuance of the Offered Debt Securities, or the equivalent rating of any other Rating Agency selected by us as provided in the definition of Rating Agency.

“IRRM” means: (i) any interest rate or foreign exchange risk management agreement or product, including (A) interest rate or currency exchange swap agreements, (B) futures contracts, (C) forward exchange, purchase or sale agreements, and (D) any other agreements to fix or hedge interest rates or foreign exchange rates; and (ii) any agreement for the making or taking of delivery of any commodity (including, for certainty, natural gas, propane, water, electricity and electrical power), any commodity swap agreement, floor, cap or collar agreement or commodity future or option or other similar agreements or arrangements, or any combination thereof, where the subject matter of the same is any commodity or the price, value or amount payable thereunder is dependent or based upon the price of any commodity or fluctuations in the price of any commodity, but shall not include any agreement for the physical purchase or sale of a commodity (including, for certainty, natural gas, propane, water, electricity and electrical power) entered into in the ordinary course of business unless (i) such agreement is entered into for hedging or speculative purposes, or (ii) such agreement is required to be accounted for on a mark to market (“fair value”) basis under IFRS.

“Lien” means any mortgage, pledge, security interest, conditional sale or other title retention agreement or other similar lien.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, or any successor to the rating agency business thereof.

“Non-Recourse Indebtedness” means Indebtedness (1) as to which neither we nor any of our Restricted Subsidiaries (A) provide credit support (including any undertaking, agreement or instrument which would constitute Indebtedness) or (B) is directly or indirectly liable and (2) no default with respect to which (including any rights which the holders thereof may have to take enforcement action) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of ours or that of any of our Restricted Subsidiaries to declare a default on such other Indebtedness or cause a payment thereof to be accelerated or payable prior to its Stated Maturity.

“Permitted Liens” means, with respect to any person, (1) pledges or deposits by such person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such person is a party, or deposits to secure public or statutory obligations of such person or deposits of cash or government bonds to secure surety or appeal bonds to which such person is a party, or deposits as security for taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business; (2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, and maritime liens on cargo for freight not yet due, in each case for sums not yet due or being contested in good faith by appropriate proceedings, other Liens arising out of judgments or awards against such person with respect to which such person shall then be proceeding with an appeal or other proceedings for review, and any right of setoff, refund or charge-back available to any bank or other financial institution, (3) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings; (4) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness; (5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, pipelines, railways, cables and conduits, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of such properties or materially impair their use in the operation of the business of such person; (6) Liens securing Indebtedness or other obligations in the ordinary course of business of a Restricted Subsidiary or us owing to and held by us or another Restricted Subsidiary; (7) Liens existing on the date of the Indenture; (8) Liens on property or shares of stock of a person at the time that such person becomes a Restricted Subsidiary; provided, however, that such Liens may not extend to any other property or assets owned by us or a Restricted Subsidiary; provided further, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, or to provide credit support in connection with, such person becoming a Restricted Subsidiary; (9) Liens on property or assets at the time we or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of an amalgamation, merger or consolidation with or into us or a Restricted Subsidiary; provided, however, that such Liens may not extend to any other property or assets owned by us or a Restricted Subsidiary; provided further, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, or to provide credit support in connection with, such acquisition; (10) Liens on any property or assets securing any Indebtedness created or assumed as all or any part of the purchase price or cost of construction or improvement of real or tangible personal property or assets, whether or not secured, which Indebtedness was created prior to, at the time of or within 120 days after the later of the acquisition, completion of construction or commencement of full operation of such property or assets; (11) Liens on cash or marketable securities of us or any Restricted Subsidiary granted in the ordinary course of business in connection with (A) any currency swap agreements, forward exchange rate agreements, foreign currency futures or options, exchange rate insurance and other similar agreements or arrangements; (B) any interest rate swap agreements, forward rate agreements, interest rate cap or collar agreements or other similar financial agreements or arrangements; or (C) any agreements or arrangements entered into for the purpose of hedging product prices; and (12) Liens to secure any refinancing, extension, renewal or replacement (“refinancing”) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8), (9) and (10); provided, however, that (A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (a) the outstanding principal amount of the Indebtedness being refinanced and (b) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing.

“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Rating Agencies” means (1) S&P, Moody’s and Fitch or (2) if S&P, Moody’s and Fitch or any two of them cease to rate the Offered Debt Securities or cease to make a rating of the Offered Debt Securities publicly available, an entity registered as a “nationally recognized statistical rating organization” (registered as such pursuant to Rule 17g-1 of the Exchange Act) then making a rating of the Offered Debt Securities publicly available selected by us (as certified by an Officer’s Certificate), which shall be substituted for S&P, Moody’s or Fitch, as the case may be.

“Ratings Decline” means the occurrence of the following on any date during the Trigger Period: (1) in the event that the Offered Debt Securities have an Investment Grade Rating by all three Rating Agencies, the Offered Debt Securities cease to have an Investment Grade Rating by two of the three Rating Agencies, (2) in the event that the Offered Debt Securities have an Investment Grade Rating by only two Rating Agencies, the Offered Debt Securities cease to have an Investment Grade Rating by both such Rating Agencies, or (3) in the event that the Offered Debt Securities do not have an Investment Grade Rating or have an Investment Grade Rating by only one of the Rating Agencies, the rating of the Offered Debt Securities by two of the three Rating Agencies (or, if there are less than three Rating Agencies rating the Offered Debt Securities, the rating of each Rating Agency) decreases by one or more gradations (including gradations within ratings categories as well as between rating categories) or is withdrawn.

“Restricted Subsidiary” means each of our Subsidiaries other than our Unrestricted Subsidiaries.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business hereof.

“Sale/Leaseback Transaction” means an arrangement with any person other than us or a Restricted Subsidiary providing for the leasing by us or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by us or such Restricted Subsidiary to such person in contemplation of such leasing; provided, however, that any subsequent transfer of any such arrangement between us and a Restricted Subsidiary or between Restricted Subsidiaries, whereby we or a Restricted Subsidiary ceases to be the lessor under such arrangement, shall be deemed to constitute a Sale/Leaseback Transaction at such time.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of us within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Subsidiary” means, in respect of any person, any corporation, limited liability company, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (1) such person, (2) such person and one or more Subsidiaries of such person or (3) one or more Subsidiaries of such person.

“Trigger Period” means the period commencing 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies then rating us or the Offered Debt Securities has publicly announced that it is considering a possible ratings change).

“Unrestricted Subsidiary” means, as it applies to the Offered Debt Securities, (1) any Subsidiary of ours that shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (2) each Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of ours (other than a Restricted Subsidiary which owns, legally or beneficially, all or a material portion of or interest in any of the facilities located at Puntas Arenas in Chile (including Chile I, Chile II, Chile III and Chile IV), Waitara and Motunui in New Zealand (including D I, D II, D III and D IV) and Point Lisas in Trinidad (and owned as of the date of the issuance of the Offered Debt Securities by Methanex Trinidad Unlimited)) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, ours or any other Subsidiary that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that, immediately after giving effect to such designation no Default shall have occurred and be continuing. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of any person as of any date means the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

PRICE RANGE AND TRADING VOLUMES

Our common shares are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “MX”, on the NASDAQ under the symbol “MEOH”, and on the foreign securities market of the Santiago Stock Exchange in Chile under the symbol “Methanex”. The following table sets forth the reported high and low closing sale prices and the aggregate volume of trading of our common shares on the TSX during the 12 months preceding the date of this Prospectus.

Common Shares
Date	High	Low	Volume
2010
November	$30.55	$28.25	5,082,393
December	$31.39	$29.75	6,160,064
2011
January	$30.90	$27.22	10,297,254
February	$28.71	$27.75	8,606,889
March	$30.49	$27.10	6,746,103
April	$32.16	$30.20	5,253,361
May	$30.89	$29.34	4,142,839
June	$30.86	$28.01	4,007,306
July	$30.86	$28.10	3,047,526
August	$28.30	$23.29	6,556,721
September	$25.19	$21.53	6,898,641
October	$26.50	$21.62	5,994,747
November (1 - 9)	$25.75	$24.05	2,531,126

CERTAIN INCOME TAX CONSEQUENCES

The applicable prospectus supplement will describe to an investor who is a non-resident of Canada certain Canadian federal income tax consequences of acquiring, owning and disposing of any Offered Debt Securities offered thereunder. The applicable prospectus supplement will also describe certain United States federal income tax consequences of the acquisition, ownership and disposition of any Offered Debt Securities offered thereunder by an initial investor who is a United States person (within the meaning of the United States Internal Revenue Code).

PLAN OF DISTRIBUTION

We may sell the Offered Debt Securities to or through underwriters or dealers, and also may sell such Offered Debt Securities to one or more other purchasers directly or through agents. In addition, we may issue the Offered Debt Securities pursuant to one or more exchange offers for our previously issued debt securities.

The applicable prospectus supplement will set forth the terms of the offering relating to the particular Offered Debt Securities, including, to the extent applicable, the name or names of any underwriters or agents, the proceeds to us from the sale of the Offered Debt Securities, the terms of any exchange offer, any underwriting discount or commission and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to other dealers. Any offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

The Offered Debt Securities may be sold or exchanged from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale or exchange, at prices related to such prevailing market prices or at negotiated prices.

In connection with the issuance of the Offered Debt Securities, underwriters may receive compensation from us or from purchasers of such Offered Debt Securities for whom they may act as agents in the form of concessions or commissions. The underwriters, dealers and agents with whom we enter into agreements may be customers of, or engage in transactions with or perform services for us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we may authorize dealers or other persons acting as our agents to solicit offers by certain institutions to purchase or exchange the Offered Debt Securities directly from us pursuant to contracts providing for payment and delivery on a future date. Such contracts will be subject only to the conditions set forth in such prospectus supplement, which will also set forth the commission payable for solicitation of such contracts.

Underwriters, dealers and agents who participate in the distribution of the Offered Debt Securities may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contributions with respect to payments which such underwriters, dealers, or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

In connection with any offering of Offered Debt Securities, underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Offered Debt Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

The Offered Debt Securities will not be distributed, directly or indirectly, in Canada or to residents of Canada in contravention of the securities laws of any province or territory of Canada. This offering is being made in the United States pursuant to the multijurisdictional disclosure system implemented by the securities regulatory authorities in the United States and Canada. This Prospectus was filed with the BCSC, and forms part of a registration statement on Form F-9 filed with the SEC, to register the Offered Debt Securities under the Securities Act, and to qualify under the securities laws of the Province of British Columbia the distribution of the Offered Debt Securities being offered and sold in the United States and elsewhere outside of Canada. This Prospectus does not qualify the distribution of any Offered Debt Securities which may be offered and sold in any province of Canada, including the Province of British Columbia. The Offered Debt Securities may only be offered or sold, directly or indirectly, in Canada, or to or for the benefit of any resident of Canada, pursuant to exemptions from the prospectus requirements of Canadian securities laws, and only by securities dealers registered in the applicable province. Subject to applicable law, the Offered Debt Securities may also be offered outside of the United States and Canada.

Each series of Offered Debt Securities will be a new issue of debt securities with no established trading market. Unless otherwise specified in the applicable prospectus supplement relating to a series of Offered Debt Securities, the Offered Debt Securities will not be listed on any securities exchange or automated quotation system and you may not be able to resell any such Offered Debt Securities purchased. Certain broker-dealers may make a market in the Offered Debt Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the Offered Debt Securities of any series or as to the liquidity of the trading market for the Offered Debt Securities of any series. If an active trading market for the Offered Debt Securities of any series does not develop, the market price and liquidity of the series of Offered Debt Securities may be adversely affected.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, certain matters of Canadian law will be passed upon on our behalf by McCarthy Tétrault LLP, Vancouver, Canada and certain matters of United States law will be passed upon on our behalf by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. In addition, certain matters of United States law will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York.

The partners and associates of McCarthy Tétrault LLP, as a group, hold beneficially, directly or indirectly, less than 1% of our outstanding securities and none of our securities or property are to be received by such persons.

EXPERTS

Our consolidated financial statements as of December 31, 2010 and 2009, and for each of the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

KPMG LLP is independent in accordance with the Rules of Professional Conduct of the Institute of Chartered Accountants of British Columbia.

The partners and associates of KPMG LLP, as a group, hold beneficially, directly or indirectly, less than 1% of our outstanding securities and none of our securities or property are to be received by such persons.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the registration statement of which this Prospectus is a part insofar as required by the SEC’s Form F-9:

(a)	the documents listed under “Where You Can Find More Information” in this Prospectus;

(b)	the consent of our independent accountants, KPMG LLP;

(c)	the consent of our Canadian counsel, McCarthy Tétrault LLP;

(d)	powers of attorney from directors and officers of Methanex;

(e)	the form of the Indenture relating to the debt securities; and

(f)	the statement of eligibility of the Trustee on Form T-1.

AUDITORS’ CONSENT

The Board of Directors of Methanex Corporation

We have read the short form base shelf prospectus (the “Prospectus”) of Methanex Corporation (the “Company”) dated November 10, 2011 relating to the offer, from time to time, of up to an aggregate principal amount of US$500,000,000 (or the equivalent in other currencies) of debt securities of the Company. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned Prospectus of our reports to the shareholders of the Company with respect to the consolidated balance sheets of the Company as at December 31, 2010 and December 31, 2009 and the related consolidated statements of income, shareholders’ equity, comprehensive income (loss) and cash flows for each of the years then ended and the effectiveness of internal control over financial reporting as at December 31, 2010. Our reports to the shareholders are dated March 24, 2011.

(signed) KPMG LLP

Chartered Accountants

Vancouver, Canada

November 10, 2011

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PART II

INFORMATION NOT REQUIRED TO BE

DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers

Under the Canada Business Corporations Act (“CBCA”), which governs Methanex Corporation (the “Registrant”), except in respect of an action by or on behalf of the Registrant to procure a judgment in its favor, the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association with the Registrant or other entity and provided that he or she acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which he or she acted as a director or officer or in a similar capacity at the Registrant’s request, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. A director or officer (or other individual as described above) is entitled to indemnification from the Registrant as a matter of right in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which he or she is made a party because of their association with the Registrant or other entity if such individual is not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and has fulfilled the conditions set forth above.

In accordance with and subject to the CBCA, the by-laws of the Registrant provide that except in respect of any action by or on behalf of the Registrant to procure a judgment in its favor, the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant, or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate, or an individual acting in a similar capacity, of another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of his or her being or having been a director or officer of the Registrant or such body corporate, if the director or officer (a) acted honestly and in good faith with a view of the best interests of the Registrant, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. The Registrant has also entered into indemnity agreements with its directors and officers which provide substantially the same rights as provided for in the CBCA.

The Registrant maintains directors’ and officers’ liability insurance which insures the directors and officers of the Registrant and its subsidiaries against certain losses resulting from any wrongful act committed in their official capacities for which they become obligated to pay to the extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission (the “Commission”) such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

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EXHIBITS

Exhibit Number	Description

4.1	Annual Information Form of the Registrant dated March 15, 2012 for the year ended December 31, 2011 (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 40-F for the year ended December 31, 2011, filed on March 16, 2012, Commission file number 0-20115 (the “Form 40-F”))

4.2	Audited Consolidated Financial Statements, and the related notes thereto, as at December 31, 2011 and 2010 and for each of the years in the three year period ended December 31, 2011 and the Auditors’ Report thereon (incorporated by reference to Exhibit 99.3 to the Form 40-F)

4.3	Management’s Discussion and Analysis for the year ended December 31, 2011 (incorporated by reference to Exhibit 99.2 to the Form 40-F)

4.4	Condensed Consolidated Interim Financial Statements, and the related notes thereto, for the three and nine months ended September 30, 2012 and 2011 (incorporated by reference to the Registrant’s Form 6-K furnished on October 26, 2012, Commission file number 0-20115 (the “Third Quarter 6-K”))

4.5	Management’s Discussion and Analysis for the three and nine months ended September 30, 2012 (incorporated by reference to the Third Quarter 6-K)

4.6	Information Circular dated as of March 2, 2012, issued in connection with the Registrant’s annual meeting of shareholders held on April 26, 2012 (incorporated by reference to the Registrant’s Form 6-K furnished on March 20, 2012, Commission file number 0-20115)

4.7	Material Change Report dated as of September 27, 2012 (incorporated by reference to the Registrant’s Form 6-K furnished on September 27, 2012, Commission file number 0-20115)

5.1	Consent of KPMG LLP

5.2	Consent of McCarthy Tétrault LLP

6.1	Power of Attorney (included on page III-3 of the Registration Statement)

7.1	Trust Indenture dated as of July 20, 1995 between Methanex Corporation and United States Trust Company of New York, as Trustee (incorporated by reference to Exhibit 7.1 to the Registrant’s Form F-9 dated May 31, 2002, Commission file number 333-89526)

7.2	Second Supplemental Indenture dated as of June 19, 2002 between Methanex Corporation and The Bank of New York (formerly United States Trust Company of New York), as Trustee (incorporated by reference to Exhibit 7.2 to the Registrant’s Form F-9 dated July 21, 2005, Commission file number 333-126770)

7.3	Fourth Supplemental Indenture dated as of August 3, 2005 between Methanex Corporation and The Bank of New York (formerly United States Trust Company of New York), as Trustee (incorporated by reference to Exhibit 7.3 to the Registrant’s Form F-9 dated October 31, 2011, Commission file number 333-177632).

7.4	Fifth Supplemental Indenture dated as of February 28, 2012 between Methanex Corporation and the Bank of New York Mellon (formerly United States Trust Company of New York), as Trustee.

7.5	Statement of Eligibility of the Trustee on Form T-1

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PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

(a) Concurrently with the filing of this Registration Statement on Form F-10, the Registrant has filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b) Any change to the name or address of the agent for service of the Registrant will be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this 7th day of December, 2012.

METHANEX CORPORATION

By:	/s/ Bruce Aitken
Name: Bruce Aitken Title: President and Chief Executive Officer

III-2

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce Aitken and Ian P. Cameron, and each of them, his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bruce Aitken Bruce Aitken	President, Chief Executive Officer and Director (Principal Executive Officer)	December 7, 2012

/s/ Ian P. Cameron Ian P. Cameron	Senior Vice President, Corporate Development and Chief Financial Officer (Principal Financial Officer and Accounting Officer)	December 7, 2012

/s/ Howard Balloch Howard Balloch	Director	December 7, 2012

/s/ Phillip Cook Phillip Cook	Director	December 7, 2012

/s/ Thomas Hamilton Thomas Hamilton	Director	December 7, 2012

/s/ Robert Kostelnik Robert Kostelnik	Director	December 7, 2012

III-3

Signature	Title	Date

/s/ Douglas Mahaffy Douglas Mahaffy	Director	December 7, 2012

/s/ A. Terence Poole A. Terence Poole	Director	December 7, 2012

/s/ John Reid John Reid	Director	December 7, 2012

/s/ Janice Rennie Janice Rennie	Director	December 7, 2012

/s/ Monica Sloan Monica Sloan	Director	December 7, 2012

III-4

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative in the United States of Methanex Corporation, on this 7th day of December, 2012.

METHANEX METHANOL COMPANY, LLC

By:	/s/ Gina Barrington
Name: Gina Barrington
Title: Manager

III-5

EXHIBIT INDEX

Exhibit Number	Description

4.1	Annual Information Form of the Registrant dated March 15, 2012 for the year ended December 31, 2011 (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 40-F for the year ended December 31, 2011, filed on March 16, 2012, Commission file number 0-20115 (the “Form 40-F”))

4.2	Audited Consolidated Financial Statements, and the related notes thereto, as at December 31, 2011 and 2010 and for each of the years in the three year period ended December 31, 2011 and the Auditors’ Report thereon (incorporated by reference to Exhibit 99.3 to the Form 40-F)

4.3	Management’s Discussion and Analysis for the year ended December 31, 2011 (incorporated by reference to Exhibit 99.2 to the Form 40-F)

4.4	Condensed Consolidated Interim Financial Statements, and the related notes thereto, for the three and nine months ended September 30, 2012 and 2011 (incorporated by reference to the Registrant’s Form 6-K furnished on October 26, 2012, Commission file number 0-20115 (the “Third Quarter 6-K”))

4.5	Management’s Discussion and Analysis for the three and nine months ended September 30, 2012 (incorporated by reference to the Third Quarter 6-K)

4.6	Information Circular dated as of March 2, 2012, issued in connection with the Registrant’s annual meeting of shareholders held on April 26, 2012 (incorporated by reference to the Registrant’s Form 6-K furnished on March 20, 2012, Commission file number 0-20115)

4.7	Material Change Report dated as of September 27, 2012 (incorporated by reference to the Registrant’s Form 6-K furnished on September 27, 2012, Commission file number 0-20115)

5.1	Consent of KPMG LLP

5.2	Consent of McCarthy Tétrault LLP

6.1	Power of Attorney (included on page III-3 of the Registration Statement)

7.1	Trust Indenture dated as of July 20, 1995 between Methanex Corporation and United States Trust Company of New York, as Trustee (incorporated by reference to Exhibit 7.1 to the Registrant’s Form F-9 dated May 31, 2002, Commission file number 333-89526)

7.2	Second Supplemental Indenture dated as of June 19, 2002 between Methanex Corporation and The Bank of New York (formerly United States Trust Company of New York), as Trustee (incorporated by reference to Exhibit 7.2 to the Registrant’s Form F-9 dated July 21, 2005, Commission file number 333-126770)

7.3	Fourth Supplemental Indenture dated as of August 3, 2005 between Methanex Corporation and The Bank of New York (formerly United States Trust Company of New York), as Trustee (incorporated by reference to Exhibit 7.3 to the Registrant’s Form F-9 dated October 31, 2011, Commission file number 333-177632).

7.4	Fifth Supplemental Indenture dated as of February 28, 2012 between Methanex Corporation and the Bank of New York Mellon (formerly United States Trust Company of New York), as Trustee.

7.5	Statement of Eligibility of the Trustee on Form T-1

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